Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

by and among

B. RILEY WEALTH MANAGEMENT, INC.,

B. RILEY WEALTH ADVISORS, INC. (F/K/A NATIONAL ASSET MANAGEMENT, INC.)

and

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Dated as of October 31, 2024

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 31, 2024, by and among B. Riley Wealth Management, Inc., a Tennessee corporation (“BRWM”), B. Riley Wealth Advisors, Inc. (f/k/a National Asset Management, Inc.), a Washington corporation (“BRWA” and, together with BRWM, “Sellers”), and Stifel, Nicolaus & Company, Incorporated, a Missouri corporation (“Purchaser”).

RECITALS

WHEREAS, among other similar activities, the Sellers are engaged in the business of providing retail brokerage and investment management services to individuals and families, small businesses, non-profits, trusts, foundations, endowments, and qualified retirement plans (in each case as conducted on the date hereof solely by the Offered Employees (as defined herein) (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers shall sell, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Sellers, the Acquired Assets, and Purchaser shall assume the Assumed Liabilities;

WHEREAS, the Purchaser desires to hire certain Offered Employees (as defined herein) and Sellers desire to release any and all Employee Recruitment Claims in exchange for the consideration described herein;

WHEREAS, Purchaser has offered to the Offered Employees a contingent offer letter with Purchaser (each an “Offer Letter,” and, collectively, the “Offer Letters”); and

WHEREAS, simultaneously with the Closing under this Agreement, the Sellers, Purchaser and certain of their respective Affiliates desire to enter into other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Accountant” has the meaning set forth in Section 3.7(c).

“Accounting Principles” shall mean the accounting principles, policies and procedures used by the Sellers and/or their Affiliates in preparing the Business Financial Information, except prepared on the basis of excluding any assets included in the Excluded Assets and any liabilities included in the Excluded Liabilities.

“Acquired Assets” shall mean (i) all rights of either Seller under the Acquired Contracts (or any of them), (ii) all rights of either Seller under the Assumed Leases (or any of them), (iii) with respect to each Hired Employee, all rights of either Seller under any Assumed Note, other promissory note, restrictive covenant agreement or similar agreement between either Seller and such Hired Employee and (iv) the assets, properties and rights, real, personal or mixed, tangible or intangible, wherever located, set forth on Schedule 1.1(a), in each case (i.e., in the case of (i) through (iv)) except to the extent the same are specifically listed as Excluded Assets.

“Acquired Contracts” shall mean (i) the Contracts set forth on Schedule 1.1(b); and (ii) any Contract executed after the date of this Agreement and prior to the Closing executed in compliance with Section 6.1(b) which the Purchaser and the Sellers agree to reflect on an amendment to Schedule 1.1(b).

“Additional Insured Endorsement” has the meaning set forth in Section 6.16(b).

“Adjustment Amount” shall mean an amount equal to the book value of (i) any security deposits paid by either Seller under the Assumed Leases which are outstanding and unused, plus (ii) any pre-paid rent paid by either Seller under the Assumed Leases with respect to any period after the Closing Date, each as of the Closing and determined in good faith in accordance with GAAP, consistent with the Accounting Principles.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.3.

“Anticipated Hired Employee” means a Signed Employee who, as of the date which is three (3) Business Days prior to Closing, (i) has executed an Offer Letter which has not been terminated, (ii) is reasonably expected to be an employee of Purchaser as of the Closing and (iii) has not given notice of the Signed Employee’s intention to terminate the Signed Employee’s Offer Letter and/or employment with Purchaser.

“Applicable Policies” has the meaning set forth in Section 6.16(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.4(a).

“Assumed Leases” shall mean the leases set forth on Schedule 1.1(c); provided, however, that Purchaser shall be permitted to (i) add any lease which is listed on Section 4.11(a) of the Seller Disclosure Letter to Schedule 1.1(c) (in which case, subject to clause (ii) hereof, such lease shall be treated as an Assumed Lease) upon written notice to Sellers (e-mail is sufficient) delivered prior to 11:59 p.m. Central on December 1, 2024 and (ii) remove any lease from Schedule 1.1(c) (as in effect as of the date hereof and/or as updated pursuant to clause (i) hereof) (in which case such lease shall not be treated as an Assumed Lease) upon written notice to Sellers delivered prior to Closing in the event that Purchaser shall determine in good faith that an insufficient number of employees of the Sellers (or either of them) who regularly work at the location to which such lease relates will be Hired Employees.

“Assumed Liabilities” shall mean (i) the Liabilities arising under or resulting from any of the Acquired Contracts or Assumed Leases, solely to the extent arising from and after the Closing or relating to the period from and after the Closing, and (ii) the Liabilities of the Sellers (or any of them) set forth on Schedule 1.1(d), in each case (i.e., in the case of (i) and (ii)) except to the extent the same are specifically listed as Excluded Liabilities.

“Assumed Notes” shall mean all promissory notes payable by any of the Hired Employees to either of the Sellers, including any such promissory notes which are listed on Schedule 1.1(e) (as such Schedule 1.1(e) shall be updated after December 1, 2024 and prior to Closing to reflect any such promissory notes payable by any of the Signed Employees as of December 1, 2024).

“Basket” shall mean one percent (1.0%) of the Purchase Price.

“BRWA” has the meaning set forth in the Preamble.

“BRWM” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

“Business Financial Information” shall mean (i) the financial statements of the Sellers as of and for the years ended December 31, 2021, December 31, 2022 and December 31, 2023 and (ii) the unaudited balance sheet and statement of operations of the Sellers as of and for the nine (9) months ended September 30, 2024.

“Business Material Adverse Effect” shall mean any change, event or effect that is, individually or in the aggregate, materially adverse to (a) the business, results of operations or financial condition of the Business, taken as a whole; provided, however, that no change, event or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Business Material Adverse Effect”: (i) changes in economic, business, monetary or financial conditions generally, including changes in prevailing interest rates, credit markets, market conditions or trends in the industry in which the Business operates, (ii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions, epidemics, pandemics and other similar force majeure events, (iv) changes after the date of this Agreement in applicable Law (including any proposed Law) or the interpretation thereof or changes in GAAP or accounting principles or the interpretation thereof, (v) any failure, in and of itself, by the Business to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Business Material Adverse Effect may be taken into account in determining whether there is or has been a Business Material Adverse Effect unless otherwise excluded pursuant hereto), or (vi) changes attributable to the execution, announcement or pendency of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or (vii) any effect arising out of any action required to be taken by this Agreement or the other Transaction Documents; provided that any adverse effects resulting from matters described in any of the foregoing clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there is or has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a materially disproportionate effect on the Business relative to the Business conducted by other third-party entities that are similarly situated to the Sellers (or any of them) or (b) the ability of the Sellers (or any of them) to perform its material obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Business Reports” has the meaning set forth in Section 4.12(c).

“Cap” shall mean twenty-five percent (25%) of the Purchase Price.

“Claims” shall mean any and all claims, counterclaims, demands, debts, costs, expenses (including reasonable legal fees and expenses), liabilities, damages, obligations and causes of action of any kind or nature whatsoever, including, inter alia, for inducement of breach of contract and/or tortious interference, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise in law or in equity, and including Employee Recruitment Claims.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Purchase Price” has the meaning set forth in Section 3.3.

“COBRA Continuation Coverage” shall mean the health care benefit continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act and similar provisions of state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consents” has the meaning set forth in Section 5.4.

“Contract” shall mean, with respect to any Person, any agreement, undertaking, contract, lease, obligation, promise, indenture, deed of trust or other instrument, document or agreement by which that Person, or any of its properties or assets, is bound or subject.

“Conversion and Integration Plan” has the meaning set forth in Section 6.10.

“Conversions” has the meaning set forth in Section 6.10.

“Damages” shall mean all actions, Claims, costs, damages, obligations, disbursements, penalties, losses, liabilities, expenses (including reasonable attorneys’ fees, costs of collection and other costs of defense), assessments, monetary judgments, dues, fines, fees, settlements or deficiencies that are imposed upon or otherwise incurred by the Indemnified Party; provided that “Damages” shall not include punitive damages, other than such damages that are payable to a third party not affiliated with the relevant Indemnified Party.

“De Minimis Claim” has the meaning set forth in Section 10.5(a).

“Determination Event” has the meaning set forth in Section 10.4(d).

“Disclosure Letters” shall mean the Seller Disclosure Letter and the Purchaser Disclosure Letter.

“Due Date” shall mean, with respect to a Tax Return, the date on which such Tax Return is required to be filed with the relevant Governmental Authority, taking into account any extensions of time to file that are validly obtained.

“Employee Recruitment Claims” shall mean any and all Claims resulting from or arising out of (a) the employment by either Seller (or any of its Affiliates) of the Offered Employees (or any of them), (b) any offer, proposed offer or attempted offer of employment or affiliation (e.g., as an independent registered representative or investment advisor) by Purchaser or any of its Affiliates to the Offered Employees (or any of them), (c) any failure by Purchaser (or any of its Affiliates) to offer employment to or accept the employment or affiliation (including by operation of law) of the Offered Employees (or any of them), and/or (d) any and all Claims against any Offered Employee(s) for breach of any non-competition or non-solicitation restrictions, or other restrictive covenants, in each case which are in effect prior to the Closing and which are in favor of Sellers (or either of them) or any of their Affiliates, whether contained in the Offered Employee’s contracts of employment or other Contracts with either Seller or any of its Affiliates or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in the definition of Seller Benefit Plan.

“Estimated Adjustment Amount” shall mean Sellers’ good-faith estimate of the Adjustment Amount.

“Estimated Migrated Realized Revenue Production Amount” shall mean (i) the sum of the Purchase Price Consideration Amounts for the Anticipated Hired Employees, less (ii) the sum of (A) the sum of the “Retention” for the Anticipated Hired Employees, as set forth on Exhibit A hereto and (B) the sum of the “Unamortized Loan Amounts” for the Anticipated Hired Employees, as set forth on Exhibit A hereto.

“Excluded Assets” shall mean (i) any equity interest in any other Person beneficially owned by either Seller, (ii) all rights of either Seller under this Agreement or the other Transaction Documents, (iii) any Seller Benefit Plans, (iv) all payroll records, personnel files and other employment records related to the Offered Employees, (v) any Tax assets (whether current or deferred), and (vi) the assets, properties and rights set forth on Schedule 1.1(f).

“Excluded Liabilities” shall mean all Liabilities of Sellers (or any of them) other than the Assumed Liabilities, which Excluded Liabilities specifically include, without limitation, (i) any Indebtedness of Sellers (or any of them), (ii) Liabilities for which Sellers (or any of them) expressly have responsibility pursuant to the terms of this Agreement, (iii) Liabilities relating to any Seller Benefit Plan, (iv) Liabilities arising under or resulting from any of the Leased Real Property, (v) Liabilities to the extent related to the Excluded Assets, (vi) Liabilities for Excluded Taxes and (vii) the Liabilities of Sellers (or any of them) set forth on Schedule 1.1(g).

“Excluded Taxes” shall mean (i) any Taxes of Sellers (or any of them) (or for which Sellers have (or any of them has) otherwise assumed or succeeded to the Tax liability of any other Person including by reason of transferee liability or application of Treasury Regulation Section 1.1502-6, by Contract or otherwise) for or applicable to any period, (ii) any Taxes of, or relating to, the Business, the Acquired Assets or the Assumed Liabilities for, or applicable to, any Pre-Closing Tax Period, (iii) any Taxes directly attributable to the transactions contemplated by this Agreement, including any Transfer Taxes for which Sellers (or any of them) are responsible pursuant to Section 8.4 (other than those apportioned to Purchaser pursuant to Section 8.4), and (iv) any Taxes required to be withheld in connection with any payment to or for the benefit of Sellers (or any of them) pursuant to this Agreement, to the extent not withheld pursuant to Section 3.3.

“Federal Funds Rate” shall mean the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more on the Business Day immediately prior to the day on which a payment is due hereunder.

“FINRA” means the Financial Industry Regulatory Authority, its predecessor, the National Association of Securities Dealers, Inc., and any successor thereto.

“Former Employee” has the meaning set forth in the definition of Seller Benefit Plan.

“GAAP” shall mean U.S. generally accepted accounting principles as in effect as of the date hereof.

“Governmental Authority” shall mean any national, supranational, federal, state, local, foreign, quasi-governmental, or other judicial, legislative, executive, regulatory or administrative authority, agency, commission, board, court or any SRO or arbitrator.

“Governmental Order” shall mean any judgment, order, writ, injunction, stipulation, determination, award or decree entered by or with any Governmental Authority.

“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment.

“Hired Employee” means a Signed Employee who, as of the Closing, (i) has executed an Offer Letter which has not been terminated, (ii) is an employee of Purchaser and (iii) has not given notice of the Signed Employee’s intention to terminate the Signed Employee’s Offer Letter and/or employment with Purchaser.

“Income Tax Return” means any Tax Return filed or required to be filed with respect to Income Taxes.

“Income Taxes” shall mean any Taxes measured by or imposed on gross or net income, profits or gross receipts (excluding, for the avoidance of doubt, any sales and use and similar Taxes), and franchise, capital gains and similar Taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner.

“Indebtedness” shall mean with respect to any Person, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities in the ordinary course of business), whether or not evidenced by a writing, (ii) indebtedness evidenced by notes, bonds, debentures, drafts or similar instruments, (iii) obligations under leases accounted for as financing or capital leases under GAAP, (iv) all letters of credit issued for the account of such Person and any other agreements relating to the borrowing of money or extension of credit, in each case to the extent drawn, (v) matured reimbursement obligations with respect to acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (vi) notes payable and drafts accepted representing extensions of credit, and (vii) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Insurance Policies” means any and all insurance policies, indemnity or contribution rights, or other risk transfer arrangements maintained by, on behalf of or for the benefit of either Seller in connection with the Business or in respect of any Acquired Assets or Assumed Liabilities at any time in the past five (5) years; excluding, however, any disability insurance policies, health insurance policies, life insurance policies or annuities, in each case to the extent such policies or annuities are employee benefits-type policies or employee benefits-type annuities.

“Intellectual Property” means any of the following: all patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (URLs), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten, and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing, along with the right and power to assert, defend and recover title to any of the foregoing, and all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

“Investment Advisory Contract Notice” has the meaning set forth in Section 6.12.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the Sellers (or either of them), the actual knowledge of the individuals set forth in Schedule 1.1(h) (or any of them), and, with respect to Purchaser, shall mean the actual knowledge of the individuals set forth in Schedule 1.1(i) (or any of them), in each case after appropriate inquiry reasonable under the circumstances.

“Law” shall mean any law (including common law), ordinance, judgment, order, code, decree, injunction, statute, treaty, rule, directive or regulation enacted or promulgated by any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, fixtures or other interest in real property.

“Leases” shall mean all leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Leased Real Property is held or used.

“Leave Recipients” has the meaning set forth in Section 6.7(a)(ii).

“Liability” shall mean any Indebtedness, liability, commitment, obligation, Claim or cause of action of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

“Lien” shall mean, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, security interest, hypothecation, assignment, claim, option, limitation on voting rights, right of pre-emption, right to acquire or trust arrangement for the purpose of providing security, restriction, encumbrance or other adverse Claim of any kind relating to that property or asset, of any nature whatsoever, whether consensual, statutory or otherwise.

“Migrated Realized Revenue Production Amount” means (i) the sum of the Purchase Price Consideration Amounts for the Hired Employees, less (ii) the sum of (A) the sum of the “Retention” for the Hired Employees, as set forth on Exhibit A hereto and (B) the sum of the “Unamortized Loan Amounts” for the Hired Employees, as set forth on Exhibit A hereto.

“Negative Response Letter” has the meaning set forth in Section 6.11.

“Non-Disclosure Agreement” has the meaning set forth in Section 6.2(b).

“Notice” has the meaning set forth in Section 10.4.

“Offer Letters” has the meaning set forth in the Recitals.

“Offered Employees” has the meaning set forth in Section 6.7(a)(i).

“Order” shall mean any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered.

“Ordinary Course” has the meaning set forth in Section 6.1(a).

“Outside Date” has the meaning set forth in Section 9.1(c).

“Parties” shall mean the Sellers (or either of them) (as the context shall require), on the one hand, and Purchaser, on the other hand.

“Permits” shall mean all material licenses, franchises, permits, certificates, approvals or other similar authorizations used by the Sellers (or any of them) or any Offered Employee in the conduct of the Business as presently conducted and/or to own, lease or use its assets and properties as such assets and properties are presently owned, leased and used or in connection with the Business.

“Permitted Lien” shall mean the following Liens: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been established and reflected, in the Business Financial Information; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens imposed by Law and on a basis consistent with past practice and in the Ordinary Course with respect to liabilities (other than Indebtedness) that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established and reflected, in accordance with GAAP, on the latest balance sheet included in the Business Financial Information; (iii) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Business; (v) with respect to real property (A) defects or imperfections of title; (B) easements, declarations, covenants, rights-of-way and other restrictions of record affecting title to real estate; (C) zoning ordinances, variances, conditional use permits and similar governmental regulations, permits, approvals and conditions; and (D) Liens not created by the Sellers (or any of them) that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts, in each case that an accurate up-to-date survey would show; provided, however, that (with respect to this clause (v) only) any such item does not, individually or in the aggregate with other such items, materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property.

“Person” shall mean any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, or any Governmental Authority.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

“Property Taxes” shall mean all real estate, ad valorem, personal property and any other similar Taxes imposed by any Governmental Authority with respect to the Acquired Assets.

“Purchase Price” shall mean cash in an amount equal to (i) the Migrated Realized Revenue Production Amount, plus (ii) the final Adjustment Amount as finally determined pursuant to Section 3.7.

“Purchase Price Consideration Amount”, with respect to a Hired Employee (or, for purposes of the Estimated Migrated Realized Revenue Production Amount, an Anticipated Hired Employee), shall mean (i) the “Trailing 12 Month Revenues” for the Hired Employee (or, for purposes of the Estimated Migrated Realized Revenue Production Amount, the Anticipated Hired Employee), as set forth on Exhibit A hereto, multiplied by (ii) the “Consideration Multiple” for the Hired Employee (or, for purposes of the Estimated Migrated Realized Revenue Production Amount, the Anticipated Hired Employee), as set forth on Exhibit A hereto.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Consents” has the meaning set forth in Section 5.4.

“Purchaser Disclosure Letter” shall mean the letter delivered by Purchaser to the Sellers concurrently with the execution of this Agreement.

“Purchaser Fundamental Representations” has the meaning set forth in Section 10.5(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.

“Purchaser Material Adverse Effect” shall mean any change, event or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to perform its material obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby on a timely basis.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Revised Adjustment Amount” has the meaning set forth in Section 3.7(a).

“Run-Off Endorsement” has the meaning set forth in Section 6.16(a).

“Seller Benefit Plan” shall mean each deferred compensation and each bonus, incentive compensation, equity compensation, or other compensation plan, fund, program, agreement or arrangement, each “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and each other employee benefit or compensation plan, fund, program, agreement or arrangement, including, without limitation, involving any vacation, severance, disability, medical, dental, life, insurance, or other benefits or compensation, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Sellers (or any of them) or by any trade or business, whether or not incorporated, that together with the Sellers (or any of them) is, or was at the relevant time, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate”), or to which the Sellers (or any of them) or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of either Seller or any former employee who was employed by the Sellers (or any of them) primarily in the Business (a “Former Employee”), or under which Sellers (or any of them) or any of their ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability.

“Seller Consents” has the meaning set forth in Section 4.4.

“Seller Disclosure Letter” shall mean the letter delivered by the Sellers to Purchaser concurrently with the execution of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 10.5(a).

“Seller Intellectual Property” means (i) all Intellectual Property owned or purported to be owned by Sellers (or any of them), in whole or in part, and (ii) any rights in Intellectual Property licensed to Sellers (or any of them) and used in the Business.

“Seller Permits” shall mean the Permits set forth on Section 4.12(b) of the Seller Disclosure Letter.

“Sellers” has the meaning set forth in the Preamble.

“Signed Employees” has the meaning set forth in Section 6.7(a)(i).

“SRO” shall mean FINRA and any other commission, board, agency or body that is not otherwise a Governmental Authority but is charged with the supervision or regulation of broker-dealers, investment advisers and participants in the industries in which the Business participates.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax Proceeding” shall mean any Tax audit, contest, suit, litigation, defense, investigation, Claim or other proceeding with or against any Governmental Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Taxes” shall mean any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever, including all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, value added, goods and services, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, stamp duty land tax, procurement, occupation, premium, real or personal property, escheat, unclaimed or abandoned property, environmental or windfall profit tax, or other tax, together with any interest, additions or penalties with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Transaction Documents” shall mean this Agreement and the Assignment and Assumption Agreement.

“Transfer Date,” with respect to a Hired Employee, shall mean the date as of which such Hired Employee has become a Hired Employee.

“Transfer Taxes” shall mean all documentary, sales, use, real property transfer, registration, value added, transfer, stamp, recording and similar Taxes, fees and costs imposed by any Governmental Authority, together with any interest thereon, penalties, fines, costs, fees, additions with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“Uncontested Claims” has the meaning set forth in Section 10.4.

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

Section 1.2 Construction; Absence of Presumption. (a) For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be deemed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be deemed to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Annexes) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Annex references are to the Articles, Sections, paragraphs, Exhibits and Annexes of or to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (v) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(b) The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits and Annexes) or any amendments hereto.

Section 1.3 Headings; Definitions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets.

(a) Acquired Assets. Upon the terms and subject to the provisions and conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the right, title and interest of such Seller in, to and under the Acquired Assets.

(b) Excluded Assets. The Acquired Assets shall not include, and the parties acknowledge and agree that the Sellers shall retain, the Excluded Assets.

Section 2.2 Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the provisions and conditions of this Agreement, at the Closing, Purchaser shall assume, become responsible for and agree to pay, perform and discharge as they become due, from and after the Closing, the Assumed Liabilities.

(b) Excluded Liabilities. The Assumed Liabilities shall not include any Excluded Liabilities. This Agreement does not contemplate the assignment or assumption of any Excluded Liabilities.

Section 2.3 Allocation of Purchase Price. Within sixty (60) days following the determination of the final Adjustment Amount, Purchaser shall prepare a draft allocation of the Purchase Price (as finally determined pursuant to Sections 3.7 and 3.8) and Assumed Liabilities (and any other amount properly included in the amount realized for Income Tax purposes) among the Acquired Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations (the “Allocation”). If, within thirty (30) days of receiving the Allocation, Sellers do not notify Purchaser in writing of any objections to the Allocation or if Sellers and Purchaser resolve all such objections, each Party agrees that it will (i) be bound by the Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation (including without limitation the filing of IRS Form 8594), (iii) not take a position for Tax purposes that is inconsistent with the Allocation on any Tax Return or in any proceeding before any Governmental Authority except with the prior written consent of the other Party or as required by a final “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law), and (iv) in the event that the Allocation is disputed by any Governmental Authority in writing, the Party receiving notice of such dispute will promptly notify the other Party (provided that the failure of the Party receiving such notice of dispute to promptly notify the other Party shall not constitute a breach of this provision unless such other Party is actually prejudiced by such failure). If prior to the end of the thirty (30)-day period beginning on the day Purchaser receives Sellers’ written notification of objections to the Allocation, Purchaser and Sellers are unable to agree on the Allocation, then such Allocation shall not be binding on the Parties.

ARTICLE III

THE CLOSING AND POST-CLOSING ADJUSTMENTS

Section 3.1 Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place (a) at the offices of Bryan Cave Leighton Paisner LLP, 211 N. Broadway, Suite 3600, St. Louis, MO 63102 (or remotely by exchange of documents and signatures) at 10:00 a.m. Central Time on the date which is the Friday of the calendar week in which the last of the conditions required to be satisfied pursuant to Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or, if permissible, waiver at the Closing) have been satisfied or waived (if permissible) for a period of not less than four (4) Business Days, or (b) at such other place, time or date as the Parties shall agree upon in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.2 Preliminary Information. At least two (2) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser written instructions designating the accounts to which the Closing Purchase Price shall be deposited by federal funds wire transfer on the Closing Date (allocated among the Sellers as appropriate under GAAP and the Accounting Principles), and their good faith calculation of each of the Estimated Migrated Realized Revenue Production Amount and the Estimated Adjustment Amount, together with such reasonably detailed data appropriate to support such Estimated Migrated Realized Revenue Production Amount and Estimated Adjustment Amount.

Section 3.3 Closing Purchase Price. The “Closing Purchase Price” shall be cash in an amount equal to (i) the Estimated Migrated Realized Revenue Production Amount, plus (ii) the Estimated Adjustment Amount. Notwithstanding any provision hereof to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts payable hereunder such amounts as it is required to deduct and withhold pursuant to any provision of Law, including related to or regarding Taxes. To the extent that amounts are so withheld by Purchaser, such withheld amounts (i) shall be remitted by the Purchaser to the applicable Governmental Authority in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 3.4 Sellers’ Deliveries at Closing. At the Closing, the Sellers shall deliver to Purchaser:

(a) an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) to effect the transactions described in Section 2.1 and Section 2.2 with respect to the Acquired Assets and Assumed Liabilities, respectively, duly executed by each Seller;

(b) any consents required from any landlord party to an Assumed Lease with respect to the assignment and assumption of the Acquired Assets and Assumed Liabilities related to such Assumed Lease pursuant to the Assignment and Assumption Agreement (or pursuant to any other assignment form required by the landlord party in connection with such assignment and assumption), together with any such other assignment form, duly executed by the landlord and applicable Sellers, which consents shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

(c) estoppels from each landlord party to an Assumed Lease, in form and substance reasonably satisfactory to Purchaser and its counsel;

(d) subordination and non-disturbance agreements from each landlord’s lender holding a mortgage or deed of trust with respect to Leased Real Property subject to an Assumed Lease, in form and substance reasonably satisfactory to Purchaser and its counsel;

(e) a certificate of good standing of each Seller, dated within five (5) Business Days of the Closing Date, from the Secretary of State of such Seller’s state of incorporation;

(f) the officer’s certificate required pursuant to Section 7.2(d);

(g) a properly completed and executed IRS Form W-9 from each Seller; and

(h) the written release of all Liens relating to Acquired Assets or Assumed Liabilities, except Permitted Liens, in each case executed by the holder of or parties to each such Lien and in form and substance reasonably satisfactory to Purchaser and its counsel.

Section 3.5 Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver to the Sellers (in each case consistent with Section 3.2 hereof):

(a) an amount equal to the Closing Purchase Price to be paid by Purchaser by federal funds wire transfer of immediately available funds to the accounts designated pursuant to Section 3.2; and

(b) the Assignment and Assumption Agreement, duly executed by Purchaser;

(c) the officer’s certificate required pursuant to Section 7.3(c). Section

3.6 Proceedings at Closing. All proceedings taken and all documents executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and, except as permitted hereunder, no such proceedings shall be deemed taken nor any such documents executed or delivered until all have been taken, executed and delivered.

Section 3.7 Post-Closing Adjustment. (a) Not later than ninety (90) days after the Closing Date or such other time as is mutually agreed by the Parties, Purchaser shall prepare or cause to be prepared, and deliver to the Sellers a statement of the Adjustment Amount as of the Closing Date (the “Revised Adjustment Amount”), together with such reasonably detailed data appropriate to support such Revised Adjustment Amount. The Revised Adjustment Amount shall be prepared in accordance with GAAP, consistent with the Accounting Principles.

(b) For thirty (30) days following the delivery of the statement containing the Revised Adjustment Amount, Purchaser shall provide the Sellers and their Affiliates and their authorized representatives with reasonable access to the relevant books, records, facilities, employees and representatives of Purchaser reasonably requested by the Sellers to evaluate and assess the calculation of the Revised Adjustment Amount, including using reasonable best efforts to cause Purchaser’s accountants to cooperate and assist the Sellers, their Affiliates and representatives in evaluating the calculation of the Revised Adjustment Amount.

(c) Within thirty (30) days following receipt of the statement containing the Revised Adjustment Amount, the Sellers shall deliver to Purchaser in writing either their (i) agreement as to the calculation of the Revised Adjustment Amount or (ii) dispute thereof, specifying in reasonable detail the nature of their dispute. If the Sellers fail to timely deliver such notice, the Sellers shall be deemed to have accepted the Revised Adjustment Amount, and the Revised Adjustment Amount shall be final and binding for purposes of this Agreement. During the thirty (30) days after the delivery of any such timely dispute notice to Purchaser, Purchaser and the Sellers shall attempt in good faith to resolve any such dispute and finally determine the final Adjustment Amount. If, at the end of such thirty (30)-day period, Purchaser and the Sellers have failed to reach agreement with respect to the final Adjustment Amount, the matter shall be submitted to a mutually agreeable nationally recognized accounting firm that is not the independent auditor for any of the Sellers or Purchaser and is otherwise neutral and impartial, which shall act as arbitrator; provided, however, that if the Sellers and Purchaser are unable to select such accounting firm within thirty (30) days after delivery of written notice of a disagreement, Purchaser and the Sellers shall cause their selected nationally recognized accounting firms to jointly select another firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience. The accounting firm or accountant so selected shall be referred to herein as the “Accountant.” The Accountant shall determine the final Adjustment Amount in accordance with the terms and conditions of this Agreement. The Accountant shall deliver to the Sellers and Purchaser, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of the final Adjustment Amount. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Each of Purchaser, on the one hand, and the Sellers, on the other hand, shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant’s written report.

(d) On the second Business Day after Purchaser and the Sellers agree to the final Adjustment Amount (or after Purchaser and the Sellers receive notice of any final determination of the final Adjustment Amount pursuant to the procedures set forth in Section 3.7(c) or after Sellers shall be deemed to have accepted the Revised Adjustment Amount pursuant to Section 3.7(c)), then (i) if the final Adjustment Amount shall exceed the Estimated Adjustment Amount, Purchaser shall pay to the Sellers an aggregate amount of cash equal to such excess (which aggregate amount shall be allocated among the Sellers as appropriate under GAAP and the Accounting Principles), and (ii) if the Estimated Adjustment Amount shall exceed the final Adjustment Amount, the Sellers, on a joint and several basis, shall pay to Purchaser an amount of cash equal to such excess, in each of cases (i) and (ii), plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate as of the Closing Date, calculated on the basis of a year of three-hundred and sixty (360) days and the actual number of days elapsed. Any such payment shall be made by federal funds wire transfer of immediately available funds to the account(s) of the Party entitled to receive such payment, which account(s) shall be identified by Purchaser to the Sellers or by the Sellers to Purchaser, as the case may be, not less than two (2) Business Days prior to the date such payment would be due.

Section 3.8 Post-Closing Payment. In the event that the Migrated Realized Revenue Production Amount is greater than the Estimated Migrated Realized Revenue Production Amount, Purchaser shall pay to Sellers within three (3) Business Days following the Closing Date, to the accounts to which the Closing Purchase Price was required to be deposited by federal funds wire transfer on the Closing Date pursuant to Section 3.2, an aggregate amount equal to the Migrated Realized Revenue Production Amount less the Estimated Migrated Realized Revenue Production Amount (which aggregate amount shall be allocated among the Sellers as appropriate under GAAP and the Accounting Principles). In the event that the Estimated Migrated Realized Revenue Production Amount is greater than the Migrated Realized Revenue Production Amount, Sellers, on a joint and several basis, shall pay to Purchaser within three (3) Business Days following the Closing Date (or, if later, within two (2) Business Days of its receipt of the written instructions contemplated by this sentence), to the account or accounts set forth in written instructions provided by Purchaser to Seller prior thereto with respect to the payment of such amount, an amount equal to the Estimated Migrated Realized Revenue Production Amount less the Migrated Realized Revenue Production Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in the Seller Disclosure Letter, Sellers hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as set forth below. Information disclosed in any section of the Seller Disclosure Letter shall be deemed to be disclosed with respect to such other section of the Seller Disclosure Letter to which such disclosure would reasonably pertain or where its relevance to such other section would be reasonably apparent.

Section 4.1 Organization and Good Standing. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Sellers has all requisite corporate power and authority to own or lease the assets owned or leased by it and to carry on the Business, as currently conducted, except where the failure to have such power or authority would not have, and would not reasonably be expected to have, a Business Material Adverse Effect.

(b) Each of the Sellers is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, lease or operation of the applicable assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not adversely affect the ability of either Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

Section 4.2 Authorization; Binding Obligations. Each of the Sellers has all necessary corporate power and corporate authority to make, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Sellers, and no other corporate proceedings on the part of either Seller is necessary to authorize the execution, delivery and performance by Sellers of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. This Agreement has been, and, as of the Closing Date, the other Transaction Documents will be, duly and validly executed and delivered by Sellers, and assuming the due authorization, execution and delivery by Purchaser, each of this Agreement and the other Transaction Documents will constitute the valid, legal and binding obligation of each Seller, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 4.3 No Conflicts. Assuming receipt of the Consents, none of the execution, delivery or performance of this Agreement by either of the Sellers, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with, result in the breach of, or constitute a default under, any provision of the organizational documents of either Seller; (ii) violate, conflict with, result in the breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, be prohibited by, require any approval or consent under, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Acquired Contract; (iii) violate or conflict with any Law applicable to either Seller; or (iv) result in the creation or imposition of any Lien on any Acquired Asset, except, in the cases of clauses (ii) through (iv), for such violations, conflicts, breaches, defaults, prohibitions, approvals, consents, terminations, amendments, accelerations, suspensions, revocations, cancellations or Liens as would not have, and would not reasonably be expected to have, a Business Material Adverse Effect.

Section 4.4 Approvals. No notices, approvals, reports or other filings are required to be made by either Seller with, nor are there any consents, registrations, approvals, permits or other authorizations required to be obtained by either Seller from, any Governmental Authority or other third party in order for Sellers to execute or deliver this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby except (i) as may have already been obtained, (ii) the approvals set forth in Section 4.4 of the Seller Disclosure Letter (the “Seller Consents”), and (iii) such notices, approvals, reports, consents, registrations, permits or other authorizations or filings that, if not obtained or made, would not have, and would not reasonably be expected to have, a Business Material Adverse Effect. To the Knowledge of Sellers, there are no facts or circumstances relating to Sellers (or either of them) or their Affiliates (or any of them) that are reasonably likely to prevent or materially delay the timely receipt of all registrations, approvals, permits or other authorizations required for Closing.

Section 4.5 Litigation. Except as set forth in Section 4.5 of the Seller Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of the Sellers, threatened, against either Seller in connection with the Business or any Offered Employee, except, in each case, as would not be, and would not reasonably be expected to be, material. Except as set forth in Section 4.5 of the Seller Disclosure Letter, there is no investigation by any Governmental Authority pending or, to the Knowledge of the Sellers, threatened, against either Seller to the extent related to the Business or any Offered Employee, except, in each case, as would not have, and would not reasonably be expected have, a Business Material Adverse Effect.

Section 4.6 Compliance with Law. Except as set forth in Section 4.6 of the Seller Disclosure Letter:

(a) (i) Each Seller and each Offered Employee is and, since December 31, 2021, has been in compliance with all applicable Laws relating to or affecting the Business, except, in each case, as would not be, and would not reasonably be expected to be, material to the Business, and (ii) since December 31, 2021, neither either Seller nor to the Knowledge of the Sellers, any Offered Employee has received any written communication or notice from any Governmental Authority that alleges any material noncompliance with any Law relating to the Business, except, in each case, as would not, and would not reasonably be expected to, have a Business Material Adverse Effect; and

(b) To the Knowledge of the Sellers, neither either Seller nor any Offered Employee is under any investigation by any Governmental Authority for alleged noncompliance with any Laws in connection with the Business, nor has either Seller (in connection with the Business) or any Offered Employee been advised in writing since December 31, 2021 by any Governmental Authority that it is considering initiating or requesting any such investigation.

Section 4.7 Financial Statements. (a) Seller has made the Business Financial Information available to Purchaser.

(b) The Business Financial Information (i) is true, correct and complete in all material respects, (ii) has been derived from the books and records of the Sellers, and (iii) has been prepared in accordance with GAAP consistently applied, subject only to the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements. The Business Financial Information (including, in each case, any notes thereto) fairly presents the financial position of the Business as of the dates thereof and the Business’ results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(c) The “Trailing 12 Month Revenues” for the Hired Employees set forth on Exhibit A set forth the actual revenues generated by the Hired Employees during the 12 month period concluding on July 31, 2024, as determined in accordance with general industry practice and (except to the extent inconsistent with general industry practice) the Accounting Principles.

Section 4.8 Title. (a) The Sellers are the sole owners of, and have good and valid title, free and clear of all Liens (other than Permitted Liens), to, the Acquired Assets, other than the Acquired Contracts that have expired or been terminated in accordance with their terms and not in violation of Section 6.1(b)(i).

(b) Assuming the accuracy of Purchaser’s representations and warranties and compliance with covenants contained herein and the filing of all notices and receipt of all consents set forth on Section 4.4 of the Seller Disclosure Letter, immediately following the Closing, Purchaser shall be vested with good and valid title to the Acquired Assets (other than the Acquired Contracts that have expired or been terminated in accordance with their terms and not in violation of Section 6.1(b)(i)), free and clear of all Liens (other than Permitted Liens).

Section 4.9 Employee Benefit Plans. (a) Each Seller Benefit Plan has been established, administered, and operated in material compliance with the terms of such plan and applicable Law, including ERISA and the Code. No Seller has incurred (whether or not assessed) any Tax or Liability under ERISA, the Code or any other Law, including Sections 4975, 4980B, 4980D, 4980H, 6055, 6056, 6721, or 6722 of the Code. There is no pending or, to the Knowledge of Sellers, threatened legal action related to any Offered Employee or Former Employee under a Seller Benefit Plan or Law (other than ordinary course claims for benefits). Each Seller Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or can rely on an opinion letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Sellers, nothing has occurred since the date of such letter that would adversely affect such qualification or exemption. With respect to each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code, Section 4.9(a)(i) of the Seller Disclosure Letter sets forth a complete list of each outstanding loan owed by a participant in such Seller Benefit Plan.

(b) No liability has been incurred by either Seller or any of its ERISA Affiliates, and, to the Knowledge of Sellers, no event has occurred, and no condition exists, that could reasonably be expected to subject the Business to liability after the Closing Date under Title IV of ERISA, Section 302 of ERISA, or Sections 412 or 4971 of the Code. No Seller Benefit Plan in which the Offered Employees participate is, and neither of the Sellers nor any of their ERISA Affiliates has any Liability with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c) Within five (5) Business Days following the date hereof, the Sellers shall, to the extent permitted by applicable law, separately provide to Purchaser a list that is complete and accurate as of the date hereof that shows for each Offered Employee: (i) name, position held, annual base salary and 2024 target incentive compensation (if any), (ii) the date of hire, (iii) primary employment location, and (iv) exempt/non-exempt status (as classified by the Sellers (or any of them) or any of their Affiliates), regularly scheduled hours and whether such Offered Employee is active or on approved leave of absence. Such list shall be updated by the Sellers and provided to Purchaser thirty (30) calendar days following the date hereof, on the date which is three (3) Business Days prior to Closing and on other dates as mutually agreed to by Purchaser and the Sellers.

(d) No Seller is, or ever has been, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with any labor union or other labor organization with respect to any of its employees, and, to the Knowledge of Sellers, no union organizing campaign, representation proceeding before the National Labor Relations Board or other attempt to obtain recognition of a labor organization as the bargaining representative of any employees of either Seller has been pending or threatened in the past three (3) years. There is not, and has not been in the past three (3) years, any pending or, to the Knowledge of Sellers, threatened, strike, work stoppage, concerted slowdown, picketing or other labor dispute involving the Sellers (or any of them).

(e) Except as would not result in material Liability to Purchaser, the consummation of the transactions contemplated by this Agreement will not (whether alone or in connection with any event or events, including termination of service) (i) entitle any Offered Employee to severance pay or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee, or (iii) require any contributions or payments to fund any obligations under any Seller Benefit Plan. The consummation of the transactions contemplated by this Agreement will not (whether alone or in connection with any event or events, including termination of service) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) At all times in the past five (5) years, each Seller has complied in all material respects with all applicable Laws regarding labor and employment matters and has properly classified all service providers as exempt employees, non-exempt employees or non-employees for purposes of all applicable Laws. Each Seller has on file a complete and current form I-9 for all current and former employees to the extent required by applicable Law.

Section 4.10 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers (or either of them).

Section 4.11 Real Property. (a) No Seller owns or ground leases any real property which is used in connection with the Business. Section 4.11(a) of the Seller Disclosure Letter sets forth the address or other description of each parcel of Leased Real Property used in connection with the Business, and a true and complete list of the Lease for such Leased Real Property (including the date, if available, and name of the parties to such Lease). The Sellers have delivered or made available to Purchaser a true and complete copy of the aforementioned Leases and all material ancillary documents related thereto.

(b) Each of the Leases for the Leased Real Property used in connection with the Business is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions and except as would not be, and would not reasonably be expected to be, material. No Seller has either given or received any notice of default under any Lease which remains uncured. No Seller has subleased, licensed or granted any third party the right to use or occupy any of the Leased Real Property. The Leased Real Property is in reasonable operating condition and repair, sufficient for conduct of the Business.

(c) Except as set forth on Section 4.11(c) of the Seller Disclosure Letter, to the Knowledge of the Sellers, the Leased Real Property is free from any use or occupancy restrictions, except those imposed by applicable zoning laws, ordinances and regulations, none of which materially interfere with the use of the Leased Real Property, and from all non-ordinary course Taxes or assessments.

Section 4.12 Licenses and Permits; Regulatory Filings. (a) Except as would not be, and would not reasonably be expected to be, material to the Business: (i) all Seller Permits are valid and in full force and effect; (ii) no Seller or Offered Employee is in default, and no condition or circumstance exists that with notice or lapse of time or otherwise would constitute a default, under the Seller Permits; and (iii) none of the Seller Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b) The Permits set forth on Section 4.12(b) of the Seller Disclosure Letter are all of the material Permits necessary for the conduct of the Business. Neither either Seller nor any Offered Employee has received, at any time since December 31, 2021, to the extent in connection with the operation of the Business, any notice or other communication from any Governmental Authority regarding any actual or (i) alleged violation of, or failure to comply with, any term or requirement of Seller Permit or (ii) potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, or any action or proceeding to declare invalid, any Seller Permit, in each case, that has not been remedied as of the date of this Agreement.

(c) Since January 1, 2021, (i) each Seller has timely filed all regulatory reports, schedules, statements, filings, submissions, forms, registrations and other documents, together with any amendments or supplements required to be made with respect thereto, that each was required to file with any Governmental Authority in connection with the Business (the “Business Reports”) and has timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not reasonably be expected to be material. All Business Reports (i) were true, correct and complete in all material respects when filed and (ii) complied in all material respects with applicable Law as in effect when filed. No material deficiencies have been asserted in writing by any Governmental Authority with respect to any Business Reports that have not been satisfied. All amendments and supplements to such Business Reports required to have been filed have been filed. There is no material unresolved violation or exception by any such Governmental Authority with respect to any of the Business Reports. Each Seller has delivered or made available to Purchaser a true and complete copy of each material Business Report.

Section 4.13 Absence of Certain Changes. Except as disclosed in Section 4.13 of the Seller Disclosure Letter, since December 31, 2023 through the date of this Agreement, the Business has been conducted in all material respects in the Ordinary Course. Except as disclosed in Section 4.13 of the Seller Disclosure Letter, since December 31, 2023, there has not been any change, event or effect (or, with respect to any change, event or effect existing prior to December 31, 2023, any worsening thereof) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Business Material Adverse Effect.

Section 4.14 Certain Contracts. Assuming due authorization, execution and delivery by each counterparty thereto (and, to the Knowledge of the Sellers, each Acquired Contract was duly authorized, executed and delivered by the appropriate counterparty), each Acquired Contract is the legal, valid and binding obligation of one or more of the Sellers and, to the Knowledge of the Sellers, of each other party thereto, enforceable in accordance with its terms subject to the Enforceability Exceptions. Neither either Seller nor, to the Knowledge of the Sellers, any other party, is in material violation or default of any term of any such agreement, and no condition or event exists which with the giving of notice or the passage of time, or both would constitute a material violation or default by either Seller or, to the Knowledge of the Sellers, any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of either Seller or, to the Knowledge of the Sellers, any other party to the Acquired Contract, or the creation of any Lien upon any of the Acquired Assets. No written notice to terminate, and no written notice of an intent to terminate, in whole or in part, any Acquired Contract has been served on or before the date hereof. A copy of each Acquired Contract that is true and complete has been made available to Purchaser.

Section 4.15 Taxes. (a) All Income Tax Returns and all other material Tax Returns required to be filed by Sellers (or any of them) with respect to the Acquired Assets, the Assumed Liabilities or the Business have been filed by the Due Date, and all such Tax Returns were true, correct and complete in all material respects. All Taxes due and payable by Sellers (or any of them) with respect to the Acquired Assets, the Assumed Liabilities or the Business (whether or not reflected on any Tax Return) have been paid.

(b) No Seller has received any written notice of any material deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority with respect to the Business, Acquired Assets or Assumed Liabilities and there are no pending, current or, to the Knowledge of Sellers, threatened Tax Proceeding for or relating to the Taxes of Sellers (or any of them). To the Knowledge of Sellers, no claim has been made by a Governmental Authority in a jurisdiction where either Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction that would be covered by such Tax Returns.

(c) Each Seller, with respect to the Business, Acquired Assets or Assumed Liabilities, has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law.)

(d) There are no Liens for Taxes on the Acquired Assets other than Permitted Liens and no such Liens are anticipated.

(e) None of the Acquired Assets or Assumed Liabilities is a Tax indemnity, Tax sharing or Tax allocation agreement or similar Contract or arrangement (other than in respect of any Contract or arrangement entered into in the Ordinary Course the subject matter of which is not primarily related to Taxes).

(f) Each Seller (i) is not and has not ever been a member of an “affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, in each case, with respect to the Business, Acquired Assets or Assumed Liabilities.

(g) None of the Acquired Assets has been or could be treated as an interest in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for Income Tax purposes.

(h) No Seller, with respect to the Business, Acquired Assets or Assumed Liabilities, has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or entered into any closing agreement under applicable Tax Law which is still in force.

(i) No Seller, with respect to the Business, Acquired Assets or Assumed Liabilities, has utilized any payroll Tax credits pursuant to any provision of the U.S. Coronavirus Aid, Relief and Economic Security Act of 2020 (Public Law 116-136) (the “CARES Act”), or any similar provision of applicable Law.

(j) No Seller, with respect to the Business, Acquired Assets or Assumed Liabilities, has ever (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation, or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to Tax by such jurisdiction.

(k) Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any prepaid amount or advanced payment received, or deferred revenue accrued, on or prior to the Closing Date.

Section 4.16 Environmental Matters. Except as would not have, and would not reasonably be expected to have, a Business Material Adverse Effect, since December 31, 2021: (i) each Seller has complied with and is currently in compliance with all Environmental Law applicable to the Business; (ii) the Business is not subject to any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Laws or environmental and safety requirements; and (iii) no Seller has received any written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Law, with respect to the Business.

Section 4.17 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Sellers (or any of them) with respect to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Business Financial Information or in the notes thereto and (ii) liabilities or obligations not constituting Indebtedness that are incurred after the date of the most recent Business Financial Information in the Ordinary Course and have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.18 Foreign Operations. The Sellers, and to the Knowledge of the Sellers, each officer, director, employee, agent or other Person acting on behalf of the Sellers (or any of them) or any of their subsidiaries or Affiliates, has at all times acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law.

Section 4.19 Intellectual Property. There are no Claims pending or, to the Knowledge of Sellers, threatened against either Seller that involve any (i) allegation that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Seller Intellectual Property owned by Sellers (or any of them). The Business as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s Intellectual Property rights and has not infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights. No Seller has brought or threatened a Claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any Seller Intellectual Property or (B) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and to the Knowledge of Sellers, no third party is infringing, misappropriating, diluting or otherwise violating the Seller Intellectual Property.

Section 4.20 [Reserved]

Section 4.21 Insurance. Sellers (with respect to the Business) currently maintain insurance as required by Law or under any agreement to which either Seller is or has been a party. Section 4.21 of the Seller Disclosure Letter sets forth the Insurance Policies together with the policy limits for each such policy, any deductibles or retentions, the premium due dates and amounts and the dates of last payment. Sellers have provided to Purchaser true, correct and complete copies of each of the Insurance Policies. The Insurance Policies are in full force and effect, all premiums and other amounts due and payable thereunder have been timely paid, and no Seller is in breach or default thereunder nor has either Seller failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. The Insurance Policies are in amounts and provide coverages as required by applicable Governmental Authorities, applicable Laws and any Contract to which either Seller is a party or by which either Seller’s assets or properties are bound, and are of the type and in amounts customarily carried by Persons conducting businesses similar to the business of Sellers, as currently conducted. Sellers have provided to the Purchaser true, correct and complete loss runs for all Insurance Policies applicable to Sellers (or any of them) or their respective properties, assets, Liabilities, or businesses for the past five (5) years and a true, correct, and complete list of all claims or circumstances with respect to which notice has been provided to the insurer, managing general agent thereof or other applicable representative and which remain open or unresolved. For the last five (5) years, no Seller has (i) had an insurance claim rejected or payment with respect thereto denied or disputed by its insurance provider for such claim, (ii) had an insurance claim in which there is an outstanding reservation of rights or (iii) had the policy limit under any insurance policy exhausted or materially reduced. No Seller has been refused or denied any insurance coverage with respect to the Business, the Acquired Assets or the Assumed Liabilities (or any of them), and no coverage has been limited by any insurance carrier to which either Seller has applied for any such insurance or with which either Seller has carried insurance, during the last five (5) years. No Seller has or participates in any self-insurance, captive insurance, or co-insurance programs. No Insurance Policy contains any collateralization or other securitization requirements nor does any Insurance Policy contain any retrospective rating or similar premium adjustment mechanism. No Insurance Policy is the subject of any premium financing agreement or similar arrangement.

Section 4.22 Solvency; Satisfaction of Debts. (a) As of Closing, neither Seller is insolvent nor will become insolvent as a result of the transactions contemplated hereunder. As used in this Section 4.22, “insolvent” means a financial condition such that either (i) the sum of a Seller’s debts is greater than the sum of a Seller’s assets (each calculated at a fair valuation), or (b) a Seller is generally not paying its debts as they become due.

(b) Immediately after Closing: (i) each Seller will have the ability to pay all its existing and future debts as they become due; (ii) each Seller will have sufficient remaining assets with which to conduct all its existing and future business or transactions; (iii) each Seller will have assets that exceed the sum of its liabilities (each calculated at a fair valuation); and (iv) taking into account all legal Claims, demands, actions, suits, arbitrations, investigations, or other legal, administrative or governmental proceedings pending or, to the Knowledge of Sellers, threatened against such Seller, each Seller will be able to promptly and fully satisfy any judgments or awards for money damages that such Seller reasonably anticipates to be entered against such Seller after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser Disclosure Letter, Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as set forth below. Information disclosed in any section of the Purchaser Disclosure Letter shall be deemed to be disclosed with respect to such other section of the Purchaser Disclosure Letter to which such disclosure would reasonably pertain or where its relevance to such other section would be reasonably apparent.

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Missouri. Purchaser has all requisite corporate power and authority to own the Acquired Assets and all requisite corporate power and authority to carry on its business in a manner similar to that currently conducted and, as of the Closing Date, except where the failure to have such power and authority would not a have a Purchaser Material Adverse Effect.

Section 5.2 Authorization; Binding Obligations. Purchaser has all necessary power and authority to make, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. This Agreement has been, and, as of the Closing Date, the other Transaction Documents to which Purchaser is a party will be, duly and validly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery by Sellers and any other party thereto (other than Purchaser), each of this Agreement and the other Transaction Documents will constitute the valid, legal and binding obligation of Purchaser, enforceable against them in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 5.3 No Conflicts. Assuming receipt of the Consents, none of the execution, delivery or performance of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with, result in the breach of, or constitute a default under, any provision of the organizational documents of Purchaser; (ii) violate, conflict with, result in the breach of or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, be prohibited by, require any approval or consent under, or give to any Person any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any Lease or material Contract to which Purchaser is now a party or by which its assets are bound; or (iii) violate or conflict with any Law applicable to Purchaser (including any memorandum of understanding or similar arrangement with any Governmental Authority), except, in the cases of clauses (ii) and (iii), for such violations, conflicts, breaches, defaults, prohibitions, approvals, consents, terminations, amendments, accelerations, suspensions, revocations or cancellations as would not have a Purchaser Material Adverse Effect.

Section 5.4 Approvals. No notices, approvals, reports or other filings are required to be made by Purchaser with, nor are there any consents, registrations, approvals, permits or other authorizations required to be obtained by Purchaser from, any Governmental Authority or other third party in order for Purchaser to execute or deliver this Agreement or to consummate the transactions contemplated hereby except (i) as may have already been obtained, (ii) the approvals set forth in Section 5.4 of the Purchaser Disclosure Letter (the “Purchaser Consents” and collectively with the Seller Consents, the “Consents”), (iii) the Seller Consents and (iv) such notices, approvals, reports, consents, registrations, permits or other authorizations or filings that are not required to be obtained or made prior to consummation of such transactions contemplated by this Agreement or that, if not obtained or made, would not have a Purchaser Material Adverse Effect. Purchaser is not aware of any facts or circumstances relating to Purchaser or its Affiliates that could reasonably be expected to prevent or materially delay the timely receipt of all registrations, approvals, permits or other authorizations required for Closing.

Section 5.5 Litigation. There is no action, suit, proceeding, Claim, arbitration or other litigation pending, or any investigation by any Governmental Authority pending or, to the Knowledge of Purchaser, any action, suit, proceeding, Claim or other litigation or investigation by any Governmental Authority threatened, against Purchaser, except, in each case, as would not have a Purchaser Material Adverse Effect. There are no Governmental Orders binding upon Purchaser, except as would not have a Purchaser Material Adverse Effect.

Section 5.6 Compliance with Law. Except as set forth in Section 5.6(a) of the Purchaser Disclosure Letter:

(a) Purchaser is in compliance with all applicable Laws relating to or affecting its business, except as would not have a Purchaser Material Adverse Effect. Purchaser has not received any written communication or notice from any Governmental Authority that alleges any material noncompliance with any Law relating to its business, except, in each case, as would not have a Purchaser Material Adverse Effect.

(b) To the Knowledge of Purchaser, Purchaser is not under any investigation by any Governmental Authority for alleged noncompliance with any Laws, nor has Purchaser been advised in writing since December 31, 2021 by any Governmental Authority that it is considering initiating or requesting any such investigation, except, in each case, as would not have a Purchaser Material Adverse Effect.

Section 5.7 Financing. Purchaser will have at the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Closing Purchase Price as required by this Agreement.

Section 5.8 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. (a) From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as (i) expressly contemplated or required by this Agreement, (ii) required by applicable Law or the rules, regulations or requirements of any stock exchange or regulatory organization applicable to the Sellers (or any of them), (iii) may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) set forth in Section 6.1(a) or (b) of the Seller Disclosure Letter, each Seller agrees to conduct the Business in the ordinary course of business consistent with past practice (“Ordinary Course”) and in compliance with all material applicable Laws and all material governmental authorizations and to use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to the Business, in each case, in the Ordinary Course.

(b) Except as (w) expressly contemplated or required by this Agreement, (x) required by applicable Law or the rules, regulations or requirements of any stock exchange or regulatory organization applicable to the Sellers (or any of them), (y) may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), or (z) set forth in Section 6.1(b) of the Seller Disclosure Letter, each Seller agrees not to, with respect to the Business:

(i) (A) except for renewals or terminations substantially in accordance with the terms of any Acquired Contract, terminate, amend or otherwise materially modify any material Acquired Contract; or (B) other than in the Ordinary Course, enter into any new Contract that will be a material Acquired Contract;

(ii) enter into any new Contract that will be an Acquired Contract if such Contract (A) contains any non-competition agreement, exclusivity agreement or any other agreement or obligation which purports to limit in any respect (1) the ability of the Business to solicit customers or (2) the manner in which, or the localities in which the Business, or following consummation of the transactions contemplated by this Agreement, Purchaser’s businesses, is or would be conducted; (B) provides for indemnification by Sellers (or any of them) of any Person, other than customary agreements relating to the indemnity of directors, officers and employees of either Seller and indemnifications made in the Ordinary Course; (C) is a joint venture or partnership agreement; (D) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of either Seller to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business related to the Business; (E) contains a “most favored nation” clause; (F) is for the sale of any material Acquired Asset or grants any rights to purchase any material Acquired Asset, except for any immaterial such sales or grants in the Ordinary Course; (G) contemplates payment or payments by the Business outside the Ordinary Course; or (H) contains commitments by either Seller for capital expenditures not made in the Ordinary Course;

(iii) sell, lease, license, transfer or otherwise dispose of any of the Acquired Assets, other than leasing equipment to customers or sales of equipment or other de minimis assets no longer used in the Business, in each case, in the Ordinary Course;

(iv) (A) increase the compensation or benefits (including any bonus, option, incentive or deferred compensation, salary, severance, welfare or retirement benefits) of any Signed Employee or, prior to December 2, 2024, any other Offered Employee, except for such increases to any such employee required by any Contract in effect on the date of this Agreement, (B) terminate, adopt, enter into, materially amend, or make any material determination with respect to, any provision of any Seller Benefit Plan, except in the case of such amendments or determinations made with respect to employees of either Seller or its Affiliates (or any of them) generally (including Offered Employees), (C) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (D) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Signed Employee or, prior to December 2, 2024, any other Offered Employee, (E) establish, adopt or amend (except as required by applicable Law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Signed Employee or, prior to December 2, 2024, any other Offered Employee, or (F) except as required by Law and upon thirty (30) days’ written notice to Purchaser, enter into any collective bargaining agreement or other Contract with any labor union or other labor organization or recognize any labor union or other labor organization as the bargaining representative of any employees;

(v) waive any material rights or claims under any Acquired Contract;

(vi) take any action, or fail to take any action, that could reasonably be expected to delay in any material respect the ability of any of the Parties to obtain any authorization, consent or approval of any Governmental Authority required to consummate the transactions contemplated hereby;

(vii) other than changes required by GAAP, change any method of financial accounting or financial accounting practice or policy of the Sellers (or any of them) applicable to the Business;

(viii) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business, (B) merge or consolidate with any other Person or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(ix) except in the ordinary course, create or incur any material Lien on any Acquired Asset;

(x) terminate, suspend, abrogate, amend or modify in any material respect any Seller Permit, except as otherwise required by applicable law or regulation; or

(xi) agree, or commit to do, any of the foregoing.

Section 6.2 Access and Confidentiality. (a) From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, subject to applicable Law, (i) the Sellers will permit Purchaser and Purchaser’s representatives to have reasonable access, during regular business hours and upon reasonable advance notice for purposes reasonably consistent with this Agreement, to each Seller’s respective properties, premises, facilities, employees and representatives and books and records to the extent related to the transactions contemplated by this Agreement, including for the purpose of engaging in hiring discussions with the Offered Employees, and (ii) each Seller shall direct its respective employees, agents and representatives, and shall cause the employees, agents and representatives of its Affiliates to, cooperate fully with Purchaser and its representatives to the extent related to the transactions contemplated by this Agreement; provided, however, that nothing herein shall obligate either Seller or any of its Affiliates to take any actions that would (A) unreasonably interrupt the normal course of its business or (B) result in any waiver of attorney-client privilege or violate any Laws or the terms of any Contract to which either Seller or any of its Affiliates is a party or to which any of its assets are subject. Purchaser shall comply, and shall cause its representatives to comply, with all safety, health and security rules applicable to the premises being visited. In each case, Purchaser and the Sellers, as applicable, and their respective representatives shall comply with the confidentiality obligations contained herein.

(b) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to subsection (a) above) will be held by Purchaser in accordance with the letter agreement, dated August 28, 2024, between Purchaser and BRWM, as amended (the “Non-Disclosure Agreement”).

(c) Each Party hereto shall preserve and keep all books and records and all information relating to the accounting, business and financial affairs that are retained by either Seller or any of its Affiliates or obtained by Purchaser hereunder, as the case may be, which information relates to the Business or the Acquired Assets prior to the Closing, for five (5) years after the Closing Date, or for any longer period as may be (i) required by any Governmental Authority or (ii) reasonably necessary with respect to the prosecution or defense of any legal action that is then pending or threatened or audit and with respect to which the requesting Party has notified the other Party as to the need to retain such books, records or information. Notwithstanding the foregoing provisions of this Section 6.2(c), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers. After the Closing Date, Purchaser shall permit the Sellers and their representatives to have reasonable access to, and to inspect and copy, all materials referred to in this Section 6.2(c) and to meet with officers and employees of Purchaser on a mutually convenient basis in order to obtain explanations with respect to such materials, to obtain additional information, to call such officers and employees as witnesses and for any other reasonable business purpose.

Section 6.3 Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Sellers and Purchaser shall use their respective reasonable best efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under applicable Law or otherwise, so as to, as promptly as practicable, consummate the transactions contemplated by this Agreement, and each shall, and shall cause its respective Affiliates to, cooperate to that end.

(b) Each of the Sellers and the Purchaser agrees to, and to cause their respective Affiliates to, use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, clearances, approvals and authorizations of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement as promptly as practicable.

(c) Without in any way limiting the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, each of the Purchaser and Sellers shall, and shall cause their respective Affiliates to, in each case to the extent required by applicable Law, submit the Continuing Membership Application of the Purchaser and/or the Sellers in accordance with applicable Law and FINRA processes. Each of the Sellers and Purchaser shall promptly inform the other of any substantive oral communication with any Governmental Authority regarding its filing with FINRA or the transactions contemplated by this Agreement. No Party or any of its representatives shall independently participate in any meeting or substantive conference call with any Governmental Authority in respect of its FINRA filing pursuant to this Agreement or the transactions contemplated by this Agreement, without giving the other Party prior notice of the meeting or substantive conference call and, to the extent not prohibited by applicable Law or such Governmental Authority, the opportunity to attend or participate. Each of the Sellers and Purchaser will consult and cooperate with one another in connection with any substantive correspondence, presentations, memoranda, briefs, or proposals made or submitted by or on behalf of either of them relating to proceedings under applicable Laws related to FINRA matters related to the transactions contemplated herein and no Party shall make any written submissions without giving the other Party an opportunity to review and comment on any such submission, and the Party making such written submission shall consider any such comments in good faith; provided that such materials may be redacted by legal advisors of such Party as necessary to comply with applicable Law or to remove sensitive information such as the valuation of the transactions contemplated by this Agreement. Each of the Sellers and Purchaser may, as they deem advisable, designate any sensitive materials provided to the other Party under this Section 6.3 as “outside antitrust counsel only,” in which case such materials and the information contained therein shall be given only to outside antirust counsel of the recipient, and will not be disclosed to non-antitrust counsel, or to the Party it represents. Notwithstanding anything to the contrary in this Section 6.3(c) or otherwise in this Agreement, “reasonable best efforts” of Purchaser shall not include any obligation on Purchaser or any of its Affiliates to take any of the following actions (and no Seller shall take any such actions without the prior written consent of Purchaser in each instance): (i) committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, holding separate or other disposition of assets or businesses of such Party or its Affiliates whether prior to or after the Closing, or the Business after the Closing, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of such Party or its Affiliates, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of such Party or its Affiliates or the Business, or (iv) defending or otherwise participating in any action or proceeding by any Governmental Authority or other Person arising out of or relating to any of the obligations of such Party under this Section 6.3(c).

Section 6.4 Verification of “Trailing 12 Month Revenues”. Prior to Closing, the Sellers shall provide to Purchaser such information as shall be reasonably requested by Purchaser in order to verify that the “Trailing 12 Month Revenues” for the Anticipated Hired Employees are calculated in accordance with general industry practice and (except to the extent inconsistent with general industry practice) the Accounting Principles.

Section 6.5 Non-Solicitation of Employees.

(a) From the date hereof until 11:59 p.m. Central on December 1, 2024, without the prior written consent of Purchaser, neither Seller will, and each Seller will cause its Affiliates not to, directly or indirectly, solicit, induce, attempt to induce or otherwise encourage any Offered Employee not to execute an Offer Letter or other agreement, or to terminate his or her Offer Letter or other agreement, with Purchaser or any of its Affiliates.

(b) From the date hereof until the Closing Date, without the prior written consent of Purchaser, neither Seller will, and each Seller will cause its Affiliates not to, directly or indirectly, solicit, induce, attempt to induce or otherwise encourage any Signed Employee to terminate his or her Offer Letter or other agreement or employment or engagement with Purchaser or any of its Affiliates.

(c) From the Closing Date until the first anniversary thereof, without the prior written consent of Purchaser, neither Seller will, and each Seller will cause its Affiliates not to, directly or indirectly, solicit, induce, attempt to induce or otherwise encourage any Hired Employee to terminate his or her Offer Letter or other agreement or employment or engagement with Purchaser or any of its Affiliates or hire any such Hired Employee; provided, however, the foregoing shall not preclude either Seller or any of its Affiliates from making general or public solicitations; provided, further, that this Section 6.5(c) shall cease to apply with respect to any Hired Employee upon the termination of such Hired Employee by Purchaser.

(d) From December 2, 2024 until the date which is one year after the Closing Date, without the prior written consent of Sellers, Purchaser will not, and will cause its Affiliates not to, directly or indirectly, solicit, induce, attempt to induce or otherwise encourage any officer, director, employee or independent contractor of the Sellers (or either of them) or their Affiliates who became known to Purchaser in connection with the transactions contemplated by this Agreement and who was not a Signed Employee on or prior to December 1, 2024 to terminate his or her employment or engagement with either Seller or any of its Affiliates; provided, however, the foregoing shall not preclude Purchaser or any of its Affiliates from making general or public solicitations; provided, further, that this Section 6.5(d) shall cease to apply with respect to any such Person following the termination of such Person by either Seller.

Section 6.6 Further Assurances. After the Closing Date, each of the Sellers and Purchaser shall use their respective commercially reasonable efforts from time to time to execute and deliver, or cause to be executed and delivered, at the reasonable request of the other Party such additional documents and instruments (including any assignments, bills of sale, assumption agreements, deeds of novation, consents and other similar instruments in addition to those required by this Agreement) as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby, and to provide whatever documents or other evidence of ownership as may be reasonably requested by Purchaser to confirm Purchaser’s ownership of the Acquired Assets (as applicable).

Section 6.7 Employee Matters.

(a) Offers of Employment.

(i) General. Section 6.7(a)(i) of the Purchaser Disclosure Letter sets forth (A) the list of employees of Sellers (or either of them) to whom Purchaser has, prior to the date hereof, extended an Offer Letter (the “Offered Employees”) and (B) the list of Offered Employees who have accepted an Offer Letter prior to or as of the date hereof (as such defined term may be expanded as set forth in this Agreement, the “Signed Employees”). During the period between the date hereof and 11:59 p.m. Central on December 1, 2024, Purchaser may continue its efforts to hire (effective at the Closing) any Offered Employees. Upon acceptance of an Offer Letter by any Offered Employee, Purchaser shall provide prompt notice to Sellers of such acceptance, and for all purposes hereunder such Offered Employee shall constitute, and be deemed as of the date hereof, a “Signed Employee” hereunder unless such offer has been rescinded by Purchaser. Contemporaneously with the determination of Anticipated Hired Employees, Purchaser shall, if and to the extent necessary, update the Purchaser Disclosure Letter to reflect changes attributable to the addition or deletion of Signed Employees between the date hereof and the determination of the Anticipated Hired Employees. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Offered Employee, Signed Employee, Anticipated Hired Employee or Hired Employee.

(ii) Special Provisions for Leave Recipients. With respect to any Offered Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), such Leave Recipient shall be considered a Hired Employee when such Leave Recipient has executed an Offer Letter and has returned to active status pursuant to the terms hereof, provided that such return occurs within six (6) months after the Closing Date.

(b) Severance. Sellers, on a joint and several basis, shall be responsible for and shall indemnify and hold harmless Purchaser and its Affiliates for all losses, liabilities, costs and claims with respect to severance benefits relating to the termination of employment on or after the Closing of any employee of Sellers (or either of them) who is not a Hired Employee, including for the avoidance of doubt the employer’s share of employment, payroll, or similar Taxes applicable thereto.

(c) Welfare Benefits Generally. (i) Sellers and their Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Hired Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any employee of Sellers (or either of them) who does not become a Hired Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Hired Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Hired Employee and his or her beneficiaries and dependents that occur on or after such Hired Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is actually filled, and not when the condition arose. A disability or workers’ compensation claim shall be considered incurred before the relevant Hired Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date.

(d) Liabilities under Benefit Plans. Except as expressly provided in this Section 6.7, the Sellers shall remain solely responsible for any and all Liabilities arising under the Seller Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Seller Benefit Plans.

(e) No Third-Party Rights or Amendment to Employee Benefit Plans. Nothing in this Agreement shall be construed to grant any employee of Sellers (or either of them), Former Employee or Hired Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or either Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or any of its Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Agreement shall not be construed as requiring that Purchaser or any of its Affiliates adopt, sponsor, maintain or contribute to any compensation plan or program. This Section 6.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of either Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 6.7.

Section 6.8 Assignment of Contracts; Approvals and Consents; Novation. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, Lease or Seller Permit or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or be ineffective with respect to any party thereto or would violate any applicable Law.

(b) With respect to any such Contract, Lease or Seller Permit and any claim, right or benefit arising thereunder or resulting therefrom, the Sellers and Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate or assign such Contract, Lease or Seller Permit and obtain in writing the unconditional release of each Seller and its Affiliates that are a party to any such Contract, Lease or Seller Permit, so that, in any such case, Purchaser and/or one of its Affiliates shall be solely responsible for such Liabilities; provided, however, in no event shall either Seller or Purchaser be obligated to pay any money (other than a de minimis amount or to the extent specifically contemplated by the applicable Contract, Lease or Seller Permit) to any Person or to otherwise offer or grant other financial or other accommodations to any Person in connection with obtaining any such consent, substitution, approval or amendment with respect to any Contract, Lease or Seller Permit.

(c) If any consent, substitution, approval or amendment required to novate or assign any Contract, Lease or Seller Permit or obtain a written unconditional release of the Sellers and their Affiliates that are a party to any such Contract, Lease or Seller Permit is not obtained, until the earlier of such time such consent or release is obtained or one (1) year following the Closing Date, the Sellers and Purchaser will each take commercially reasonable efforts to establish an agency type or other similar arrangement reasonably satisfactory to the Sellers and Purchaser under which the Purchaser would obtain, to the fullest extent practicable, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which the Sellers would enforce at the direction of and for the benefit of the Purchaser (and at Purchaser’s expense), any and all claims, rights and benefits of Sellers (or any of them) against a third party thereto. During such period and without further consideration, (i) Sellers, on a joint and several basis, will, to the extent feasible, promptly pay, assign and remit to the Purchaser when received all monies and other consideration to which Purchaser is entitled pursuant to the terms of this Agreement which are received by it under any Contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 6.8 and (ii) the Purchaser will promptly pay, perform or discharge when due any Liability (including any Tax Liability, other than any Transfer Tax Liability) arising thereunder after the Closing Date.

(d) The provisions of this Section 6.8 shall not affect any representation or warranty of either Seller under this Agreement.

Section 6.9 Exclusivity. Neither Seller will, and each will cause its officers, directors, employees and other agents and representatives not to, at any time prior to the termination of this Agreement under Section 9.1, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal, or (ii) discuss or engage in negotiations concerning any Acquisition Proposal with, or further disclose any non-public information relating to the Business or any Offered Employee to, any Person in connection with an Acquisition Proposal, in each case, other than Purchaser and its representatives. The term “Acquisition Proposal” as used herein means any offer or proposal for the acquisition of either Seller, the Acquired Assets or the Business or any portion thereof (other than with respect to obsolete equipment), whether by way of merger, consolidation or statutory share exchange or the acquisition of shares of capital stock, the acquisition of assets or similar transaction.

Section 6.10 Conversion Plan; Clearing. Promptly following the date hereof, the parties shall utilize commercial reasonable effort to create a mutually agreed plan and protocols (the “Conversion and Integration Plan”) designed to efficiently and expeditiously execute all of the conversions and transfers of the accounts of clients of the Business who consent or are deemed to consent to the transfer of their account and related records to the Purchaser (the “Conversions”) and the transfer of all of the Hired Employees and the other related Acquired Assets to Purchaser’s platform. Purchaser and each of the Sellers shall use its commercially reasonable efforts to effect the bulk transfer of the Conversions and such transfers and integration of the related Acquired Assets and Assumed Liabilities onto Purchaser’s platform in accordance with the Conversion and Integration Plan (including, for this purpose, all consents and agreement to conversion dates necessary for the conversions). As used herein, “bulk transfer” shall be deemed to be an industry standard tape to tape data conversion via the DTCC AIT hub, with both brokerage client account and asset deconversion data provided by each of the Sellers’ respective clearing firms to the Purchaser’s conversion vendor. In the event that a tape to tape conversion is not available for transfer of brokerage client assets, the Sellers agree to provide all data required for setup of the client accounts on the Purchaser’s platform in an electronic format agreeable to the Purchaser prior to the asset transfer. The brokerage client asset transfer will in this case convert via an ACAT bulk transfer with client “negative response” letters similar to those as would have been used in connection with a standard tape to tape conversion. In the case of both a tape to tape conversion or a bulk ACAT transfer, the Sellers agree to provide data for testing and evaluation as soon as commercially reasonable following the date hereof, in addition to the data required for the final production conversion.

Section 6.11 Notices to Brokerage Clients. Promptly upon receiving any required regulatory approval for the method of account transfer, each Seller shall notify its brokerage clients of the transactions contemplated by this Agreement utilizing a “negative response” letter as contemplated by NASD Notice to Members 02-57 and 04-72, and the NASD Office of General Counsel, Regulatory Policy and Oversight Memorandum, dated November 8, 2004 in a form to be reasonably agreed to by the Parties (the “Negative Response Letter”).

Section 6.12 Notices to Investment Advisory Clients. Each Seller shall send or cause to be sent to each of its investment advisory clients notices in a form to be reasonably agreed to by the Parties (the “Investment Advisory Contract Notice”), the first as soon as practicable after the date hereof, but in no event later than sixty (60) days after the date hereof, and the second at least twenty (20) days prior to the expected Closing Date. Unless the relevant investment advisory agreement expressly requires affirmative or written consent to the transactions contemplated by this Agreement, the consent of each such investment advisory client shall be deemed given for any and all purposes of this Agreement, the transactions contemplated hereby and the applicable investment advisory agreement as a result of sending the Investment Advisory Contract Notice to such client unless such client, at least five (5) days prior to the Closing Date, has affirmatively stated in writing to either Seller that such client does not so consent or has otherwise terminated the relevant investment advisory agreement. Each Seller shall promptly notify Purchaser of any communication received from an investment advisory client with respect to any Investment Advisory Contract Notice.

Section 6.13 Post-Closing Receipts.

(a) To the extent that, after the Closing, Purchaser or any of its Affiliates receives any mail for either Seller or any of its Affiliates, or any money, check, payment or instrument that is related to the Excluded Assets or Excluded Liabilities or for the account of either Seller or any of its Affiliates according to the terms of this Agreement or any Transaction Document, the Purchaser shall promptly deliver such money, check, mail, amount or instrument to the appropriate Seller. Concurrently with the Closing, Sellers shall instruct in writing all vendors, clients and other Persons listed on Schedule 6.13(a) owing amounts to (including any contingent payments in favor of) Sellers (or any of them) in respect of the Acquired Assets to remit to Purchaser payment for all future amounts payable to Seller (or any of them), in each case pursuant to written instructions which have been approved by Purchaser.

(b) To the extent that, after the Closing, either Seller or any of its Affiliates receives any mail for Purchaser or any of its Affiliates, or any money, check, payment or instrument that is related to the Acquired Assets or Assumed Liabilities or for the account of a Purchaser or any of its Affiliates according to the terms of this Agreement or any Transaction Document, such Seller shall promptly deliver such money, check, mail, amount or instrument to Purchaser.

Section 6.14 Notices of Certain Events. Between the date hereof and the Closing, Sellers and Purchaser shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting the Business or Purchaser, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 7.2(a) or Section 7.3(a) or not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (i) the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice, and (ii) no failure to comply with this Section 6.14 shall give rise to any failure to meet the conditions to Closing, any right to terminate this Agreement or any indemnification or other remedy hereunder, except to the extent that the underlying matter would give rise to any such failure, right or indemnification or other remedy.

Section 6.15 Certain Waivers. Effective as of Closing, each of the Sellers, on its own behalf and on behalf of its Affiliates, irrevocably and unconditionally waives, releases and discharges any and all Employee Recruitment Claims as against Purchaser, its Affiliates and/or the Signed Employees, and agrees not to sue, commence, prosecute or pursue, or cause to be commenced or prosecuted, or voluntarily aid, any Employee Recruitment Claim against Purchaser, its Affiliates and/or the Signed Employees, whether such Employee Recruitment Claims arise in this jurisdiction or otherwise.

Section 6.16 Continuation of Insurance.

(a) Prior to Closing, Sellers shall, at the sole cost and expense of Sellers, purchase and obtain an extended run-off endorsement in a form reasonably acceptable to Purchaser (with respect to the Hired Employees) (the “Run-Off Endorsement”) in respect of all errors and omissions insurance policies maintained by either Seller in respect of the Business or with respect to the Acquired Assets or Assumed Liabilities with a period of not less than three (3) years from the Closing Date with limits and terms in respect of coverage no less favorable than those currently maintained by the Sellers.

(b) Each Seller shall cause Purchaser to be made an additional insured or loss payee in respect of the Insurance Policies and the Run-Off Endorsement (each endorsement naming Purchaser as additional insureds or loss payees, an “Additional Insured Endorsement”). Following the Closing, each Seller shall maintain the Run-Off Endorsement and the Insurance Policies in effect for the duration of their respective policy periods and to the extent adversely affecting the Business, shall not cancel, terminate, modify or waive such Run-Off Endorsement or the Insurance Policies, or the rights of any insured thereunder, without the prior written consent of the Purchaser. Sellers shall provide Purchaser on an annual basis evidence that such insurance is maintained in full force. Sellers shall provide Purchaser with the right to access the benefit of the insurance policies (including, but not limited to, the Insurance Policies and the Run-Off Endorsement) of Sellers and its Affiliates which provide insurance coverage in respect of amounts based upon, arising out of, or related to actual or alleged occurrences or wrongful acts occurring prior to the Closing Date with respect to the Business, any Acquired Assets, or any Assumed Liabilities (the “Applicable Policies”), and in all such events, Sellers shall, jointly and severally, be responsible for any deductible payment or amounts within the retention of any applicable policy and shall promptly assign the proceeds under the Applicable Policies to the applicable Purchaser Indemnified Parties to the extent of the Damages incurred by Purchaser Indemnified Parties. Following the Closing Date until the expiration of each Applicable Policy, the Sellers shall, and shall cause their Affiliates to, at the direction of Purchaser, (1) cooperate with and assist Purchaser in issuing notices of claims under the Applicable Policies where practicable in Purchaser’s reasonable discretion (2), prosecute claims and present such insurance claims for payment, (3) resolve claims and collect and distribute insurance proceeds relating thereto, or direct payment, in each case at Purchaser’s direction and discretion and (4) institute or bring a proceeding against the applicable insurance company for coverage under any Applicable Policy. Each Seller shall take all action necessary or desirable to be in full compliance with the terms and conditions of the Applicable Policies at all times, including reporting any claims for events that could reasonably be determined to be a covered event or occurrence or otherwise give rise to rights of the Purchaser as an additional insured under the Applicable Policies in accordance with the reporting requirements of the Applicable Policies. Notwithstanding the foregoing, Sellers shall not compromise or settle any insurance claim under the Applicable Policies related to a Claim against a Hired Employee without the prior written consent of the Purchaser, in Purchaser’s sole discretion.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions of All Parties to Closing. The respective obligations of each Party hereunder to consummate the transactions contemplated hereby shall be subject to the fulfillment (or, if legally permissible, mutual waiver by the Sellers and Purchaser), prior to or at the Closing, of the following conditions:

(a) No Injunction. No Order that prohibits the consummation of the transactions contemplated by this Agreement shall have been entered and shall continue to be in effect.

(b) Regulatory Approvals. Such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority as set forth on Schedule 7.1(b) shall have been obtained, made or occurred and (to the extent applicable) shall continue to be in effect.

Section 7.2 Conditions to Obligations of Purchaser to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser in its sole discretion), prior to or at the Closing, of each of the following conditions:

(a) Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (read without regard to qualifications as to Business Material Adverse Effect or materiality, but in each case giving effect to the update to the Seller Disclosure Letter in accordance with Section 6.7(a)(i))) except where the failure to be so true and correct would not result in a Business Material Adverse Effect; except that (i) those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (ii) the representation and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Binding Obligations) and Section 4.8(a) (Title) shall be true and correct in all material respects.

(b) The covenants, agreements and obligations of the Sellers to be complied with at or prior to the Closing pursuant to the terms of this Agreement shall have been duly and fully complied with in all material respects at or before the Closing.

(c) No Business Material Adverse Effect shall have occurred.

(d) Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Sellers by an appropriate executive officer of each Seller certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Purchaser shall have received at the Closing the Run-Off Endorsement and Additional Insured Endorsements contemplated by Section 6.16.

(f) Client Notices. Subject to Section 7.2(g), notification of the brokerage clients and investment advisory clients of the Business in accordance with Sections 6.11 and 6.12, respectively, shall have occurred and the notice periods specified under the Negative Response Letter and the Investment Advisory Contract Notice shall have lapsed.

(g) ACAT Coordination. In the event that a standard tape to tape bulk transfer method is not available, all brokerage clients shall have received a negative response letter from the applicable Seller with respect to the bulk transfer of their accounts via the ACAT system, allowing the Purchaser sufficient time to initiate the bulk ACAT transfer at Closing for all clients that have accepted the transfer via negative consent.

Section 7.3 Conditions to Obligations of Sellers to Close. The obligation of the Sellers to effect the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers), prior to or at the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (read without regard to any qualifications as to Purchaser Material Adverse Effect or materiality) except where the failure to be so true and correct would not result in a Purchaser Material Adverse Effect; except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date.

(b) The covenants, agreements and obligations of Purchaser to be complied with at or prior to Closing pursuant to the terms of this Agreement shall have been duly and fully complied with in all material respects at or before the Closing.

(c) The Sellers shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate executive officer of Purchaser certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TAX MATTERS

Section 8.1 Liability for Taxes. (a) Each Seller shall pay all Taxes of such Seller for any taxable year or period and all Taxes with respect to the Business, Acquired Assets or Assumed Liabilities for any Pre-Closing Tax Period. Taxes with respect to the Business, Acquired Assets or Assumed Liabilities related to a Straddle Period shall be pro-rated between Sellers and Purchaser. Each Seller shall be responsible for that portion of such Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date and Purchaser shall be responsible for that portion of such Taxes that are allocable to the portion of the Straddle Period beginning after the Closing Date.

(b) For the purposes of this Agreement, the Taxes that are allocable to the portion of a Straddle Period ending on and including the Closing Date shall be (i) with respect to Property Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on, and including, the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) with respect to all other Taxes, the amount of such Tax determined pursuant to an interim closing of the books, as if the Straddle Period ended on, and included, the Closing Date. For the avoidance of doubt, any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on, and included, the Closing Date.

Section 8.2 Filing Responsibility. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for Property Taxes with respect to the Business, Acquired Assets or Assumed Liabilities for any Straddle Period. Such Tax Returns shall be prepared in accordance with past practices unless otherwise required by Law. Sellers shall pay to Purchaser their allocable portion of the Straddle Period Taxes no later than seven (7) Business Days prior to the date such amounts are paid.

Section 8.3 Cooperation and Exchange of Information. (a) The Parties shall cooperate with each other and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business as is reasonably requested for the filing of any Tax Returns, and the preparation and conduct of any Tax Proceeding.

(b) The Sellers and Purchaser shall, and Purchaser shall cause its Subsidiaries to, cooperate in the preparation of all Tax Returns that are required to be filed after the Closing Date relating to Pre-Closing Tax Periods or to Straddle Periods.

(c) The indemnification procedures set forth in Section 10.4 shall govern any Tax Proceeding.

(d) After the Closing Date, no Seller shall settle or resolve a proposed Tax adjustment that relates to any Pre-Closing Tax Period if it would increase the Tax liability of Purchaser in any Post-Closing Tax Period without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.

Section 8.4 Transfer Taxes. Sellers shall be responsible for preparing and timely filing (and Purchaser shall cooperate with Sellers in preparing and filing) any Tax Returns required with respect to any Transfer Taxes. Sellers shall deliver a draft of such Tax Return to Purchaser for its review at least twenty (20) Business Days prior to the Due Date and shall provide Purchaser with Sellers’ calculation, in reasonable detail, of Purchaser’s share of the Transfer Taxes with respect to such Tax Return; provided, however, that such drafts of any such Tax Return and such calculations of Purchaser’s share of the Transfer Taxes shall be subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers shall provide to Purchaser a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Sellers, on the one hand, and Purchaser, on the other hand, shall share equally the Liability for any Transfer Taxes and the costs for preparing any Tax Returns for Transfer Taxes. Purchaser and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and the Sellers;

(b) by the Purchaser or Sellers, upon written notification to the non-terminating Party by the terminating Party, if any Order prohibiting consummation of the transactions contemplated by this Agreement shall have been issued and shall have become final and non-appealable; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if the failure by such Party or of any of its Affiliates to perform any of its material covenants or obligations under this Agreement has been the cause of, or has resulted in, such Order;

(c) by the Purchaser or Sellers, if the Closing has not occurred by the date that is eight (8) months after the date hereof (the “Outside Date”); provided, however, if the Closing has not occurred solely due to the failure of a party to this Agreement to receive the approval of FINRA, the Outside Date shall be automatically extended for up to two (2) additional one-month periods to allow for FINRA approval to be obtained; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(d) by the Sellers, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), which breach cannot be or has not been cured within sixty (60) Business Days after the giving of written notice by the Sellers to Purchaser specifying such breach; or

(e) by Purchaser, if either Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), which breach cannot be or has not been cured within sixty (60) Business Days after the giving of written notice by Purchaser to the Sellers specifying such breach.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability of any Party except (a) as set forth in this Section 9.2, and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement and all rights and remedies arising as a result of such breach shall remain available to any non-breaching Party. The provisions of Article I (to the extent applicable to this Section 9.2 and/or Article XI), this Section 9.2 and Article XI shall survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival . The representations and warranties contained in or made pursuant to this Agreement, and Section 10.2(d) hereof, shall survive until the date which is eighteen (18) months after the Closing Date, except that the Seller Fundamental Representations (other than the representations and warranties set forth in Section 4.15) and Purchaser Fundamental Representations shall survive until the date which is five years after the Closing Date and the representations and warranties set forth in Section 4.15 shall survive until the date which is thirty (30) days after the expiration of the statute of limitations applicable to the underlying subject matter of such representation (including any extensions or tollings thereof); provided, however, that if written notice of a claim has been given in accordance with this Article X prior to the applicable expiration date, such claim (and the relevant representations and warranties of the other Party and indemnification provisions) shall survive as to such claim until such claim has been finally resolved pursuant to this Article X.

Section 10.2 Indemnification of Purchaser. The Sellers, on a joint and several basis, shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their stockholders, directors, officers, employees, successors, agents and representatives (“Purchaser Indemnified Parties”) against any Damages incurred or to be incurred by any Purchaser Indemnified Party resulting from or arising out of (a) any breach by either Seller of any representation or warranty of the Sellers (or either of them) contained in or made pursuant to this Agreement, (b) any breach by the Sellers (or either of them) of any covenant or agreement of the Sellers (or either of them) contained in or made pursuant to this Agreement, (c) any Excluded Liability, (d) the conduct of the Business prior to the Closing and/or (e) any inaccuracy in the “Trailing 12 Month Revenues” for any Hired Employee(s) as set forth on Exhibit A hereto relative to the actual revenues generated by such Hired Employee(s) during the 12 month period concluding on July 31, 2024, as determined in accordance with general industry practice and (except to the extent inconsistent with general industry practice) the Accounting Principles, including to the extent of any impact of such inaccuracy on the Purchase Price Consideration Amounts for the Hired Employees, the Migrated Realized Revenue Production Amount, the Purchase Price and/or the amount of compensation paid to any Hired Employee.

Section 10.3 Indemnification of Sellers. Purchaser shall indemnify defend and hold harmless the Sellers and their Affiliates, and their respective stockholders, directors, officers, employees, successors, agents and representatives (“Seller Indemnified Parties”) against any Damages incurred or to be incurred by any Seller Indemnified Party resulting from or arising out of (a) any breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, (b) any breach by Purchaser of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement, and/or (c) any Assumed Liability.

Section 10.4 Procedure for Indemnification. (a) Promptly after the Party or Parties seeking indemnification (the “Indemnified Party”) learns of any event or circumstance, including any claim by a third party, that, in the reasonable judgment of the Indemnified Party, is reasonably likely to give rise to indemnification under this Agreement, the Indemnified Party shall deliver to the Party or Parties from which indemnification is sought (the “Indemnifying Party”) a notice (a “Notice”) setting forth the matter giving rise to indemnification hereunder, including, if known, the anticipated Damages; provided, however, that any failure or delay by the Indemnified Party in delivering a Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure or delay.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Notice, the Indemnifying Party shall, within ten (10) Business Days after receipt by the Indemnifying Party of such Notice, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written memorandum signed by the Parties. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party may submit such dispute to a court of competent jurisdiction.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the reasonable judgment of such Indemnified Party, is reasonably likely to result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver in accordance with Section 10.4(a) to the Indemnifying Party a Notice which shall include in reasonable detail a description of such claim (provided, however, that any failure or delay by the Indemnified Party in delivering a Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure or delay) and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses of such counsel). Until the Indemnifying Party shall have so assumed the defense of the Indemnified Party against such claim following the delivery of such Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Article X, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party, and the Indemnified Party shall not have the right to control such defense, unless (i) the Indemnifying Party shall have failed, within twenty (20) Business Days after receipt of a Notice in respect of such claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim as contemplated by the terms of this Section 10.4, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party at the Indemnifying Party’s expense, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are not available to the Indemnifying Party (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel), (iv) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel) or (v) the Indemnified Party determines in good faith that the Indemnifying Party is reasonably likely to not have the financial resources necessary to appropriately defend the applicable claim or to satisfy in full its indemnification obligations hereunder. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), but if settled with the consent of the Indemnifying Party, or if there be final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment to the extent it is responsible to indemnify the Indemnified Party, subject to the terms and conditions of Article X. After any such claim has been filed or initiated, each Party shall make available to the other Parties and their attorneys and accountants all pertinent information under its control relating to such claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such Party, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.

(d) Within twenty (20) Business Days of the determination of the amount of any (i) Uncontested Claims (as defined below), (ii) claims for Damages covered by a memorandum of agreement of the nature described in Section 10.4(b), (iii) claims for Damages the validity and amount of which have been the subject of a judicial determination as described in Section 10.4(b), or (iv) claims for Damages the validity and amount of which shall have been the subject of a settlement or judicial determination as described in Section 10.4(c) (each of clauses (i) - (iv), a “Determination Event”) (or, if later, within three (3) Business Days of its receipt of payment instructions as contemplated by this sentence), the Indemnifying Party shall pay such determined amount to the Indemnified Party by wire transfer to the bank account or accounts designated in writing by the Indemnified Party. “Uncontested Claims” shall mean any claims for Damages specified in any Notice to which an Indemnifying Party shall not have objected in writing within twenty (20) Business Days following actual receipt of such Notice, if a second copy of such Notice is delivered simultaneously (A) in the case of the Sellers, in person to the chief legal officer (or equivalent) of BRWM, and (B) in the case of Purchaser, in person to the individual serving as the chief legal officer (or equivalent) of Purchaser.

Section 10.5 Limitations. (a) Notwithstanding anything contained herein to the contrary, the Sellers collectively shall not be liable, nor shall any of them be liable, in respect of any indemnification obligation arising under Section 10.2(a) (other than in respect of any breach or failure of any of the representations in Section 4.1, Section 4.2, Section 4.3, Section 4.7(c), Section 4.8(a), Section 4.10 and Section 4.15 (together, the “Seller Fundamental Representations”) to be true and correct or in the event of fraud, in each case as to which this Section 10.5(a) does not relate) or Section 10.2(d) (i) unless the amount of Damages with respect to such claim exceeds $25,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”), (ii) unless and until the aggregate cumulative amount of Damages under Section 10.2(a) and/or Section 10.2(d) (excluding De Minimis Claims) exceeds the Basket, in which case (subject to the Cap) the Sellers shall be liable for the full amount of such Damages, and/or (iii) in excess of an amount equal to the Cap in the aggregate for all such indemnification obligations.

(b) Notwithstanding anything contained herein to the contrary, Purchaser shall not be liable in respect of any indemnification obligation arising under Section 10.3(a) (other than in respect of any failure of any of the representations in Section 5.1, Section 5.2 and Section 5.3 (together, the “Purchaser Fundamental Representations”) to be true and correct or in the event of fraud, in each case as to which this Section 10.5(b) does not relate) (i) unless the amount of Damages with respect to such claim do not constitute De Minimis Claims, (ii) unless and until the aggregate cumulative amount of Damages under Section 10.3(a) (excluding De Minimis Claims) exceeds the Basket, in which case (subject to the Cap) the Purchaser shall be liable for the full amount of such Damages, and/or (iii) in excess of the Cap in the aggregate for all such indemnification obligations.

(c) Following the Closing, the sole and exclusive remedy of any party for any inaccuracy of any representation or warranty or any breach of any covenant or agreement set forth in this Agreement and required to be performed prior to or after the Closing shall be the indemnification contained in this Article X; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud in connection with the transactions contemplated hereby or any remedy therefor or to seek specific performance or other non-monetary equitable remedy for a breach of a covenant or agreement to be performed by it.

Section 10.6 Tax Treatment of Seller Indemnification Payments. To the extent legally permitted in the relevant jurisdiction, any indemnification payments made pursuant to this Article X shall be treated as an adjustment to Purchase Price for all Tax purposes.

Section 10.7 Certain Indemnification Matters.

(a) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications (including “Material Adverse Effect” qualifications) contained in the representations and warranties (or definitions used in the representations and warranties) set forth in Article IV or Article V of this Agreement shall be ignored and not given any effect for purposes of the indemnification provisions hereof, including, without limitation, for purposes of determining whether or not a breach of a representation or warranty has occurred, determining whether the thresholds in Section 10.5 have been surpassed and/or determining the amount of any indemnifiable Damages.

(b) No information or knowledge acquired, or investigations conducted, by Purchaser or its representatives, of Sellers, the Business or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Purchaser or any Purchaser Indemnified Party under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, demands, and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two (2) Business Days after deposit in the mail, certified or registered mail, return receipt requested and with first-class postage prepaid, and, regardless of method, addressed to the Party at its address set forth below (or at such other address or facsimile number as the Party shall furnish the other Parties in accordance with this Section 11.1):

(a)	If to either Seller:

B. Riley Wealth Management, Inc.
40 S. Main Street

Suite 1800

Memphis, TN 38103
Attn: Mary Swain, CFO

With a copy (which shall not constitute notice) to:

Everlands Sutherland

999 Peachtree Street, NE
Suite 2300

Atlanta, GA 30309-3996
Attn: B. Scott Burton

And a copy (which shall not constitute notice) to:

Everlands Sutherland

700 Sixth Street, NW
Suite 700

Washington, DC 20001-3980
Attn: Douglas J. Leary

If to Purchaser:

Stifel, Nicolaus & Company, Incorporated
501 N. Broadway

St. Louis, Missouri 63102
Attn: Ronald J. Kruszewski

With a copy (which shall not constitute notice) to:

Stifel, Nicolaus & Company, Incorporated
One Montgomery Street

San Francisco, CA 94104

Attn: Mark P. Fisher, General Counsel

And a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Attn: Ryan S. Davis

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State (other than §§ 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.3 Jurisdiction; Venue; Consent to Service of Process. (a) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of courts of the State of New York, County of New York, including the Federal courts located therein, should Federal jurisdiction requirements exist for any action arising out of or relating to this Agreement. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. In addition, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the above courts, (ii) that its property is exempt or immune from attachment or execution in any such action or proceeding in the above-named courts, (iii) that such action or proceeding is brought in an inconvenient forum, (iv) that such action or proceeding should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereto hereby agrees not to commence any such action or proceeding other than before one of the above-named courts. Each of the Parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such action or proceeding shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York, County of New York, for any purpose except with respect to any action or proceeding resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any Person other than the respective Parties to this Agreement.

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(c) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.1 of this Agreement. Nothing in this Section 11.3 shall affect the right of any Party to serve process in any other manner permitted by Law.

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.5 Entire Agreement. This Agreement, together with the other Transaction Documents, the Disclosure Letters and the Non-Disclosure Agreement and all annexes and exhibits hereto and thereto, embody the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements with respect thereto.

Section 11.6 Amendment, Modification and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party hereto. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.7 Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties waive any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 11.8 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies or Liabilities; provided that (a) the provisions of Article X will inure to the benefit of the Indemnified Parties and (b) the provisions of Section 6.15 will inure to the benefit of the Persons released pursuant thereto. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party hereto and any purported assignment without such consent shall be void; provided that Purchaser may, without the consent of the Sellers (or any of them), assign any or all of their respective rights or obligations hereunder to any of its Affiliates (although no such assignment shall relieve Purchaser of its obligations to the Sellers or any Seller Indemnified Party hereunder).

Section 11.9 Publicity. Prior to Closing or, if earlier, the termination of this Agreement, the Sellers and Purchaser shall use commercially reasonable efforts to develop a joint communications plan and each Party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. With respect to any such information which shall not have been previously issued or disclosed, except as required by Law (including the rules and regulations of any applicable stock exchange), each of the Sellers and Purchaser agrees that neither it nor any of its Affiliates will issue a press release or make any other public statement or release any public communication with respect thereto without prior consultation with, and approval of, the other Party. Prior to Closing or, if earlier, the termination of this Agreement, each Party agrees, to the extent possible and legally permissible, to notify, cooperate and consult with, the other Party prior to issuing or making any such public statement (and be provided a reasonable opportunity to comment on such public statement). The Parties agree to issue a mutually acceptable initial joint press release announcing this Agreement in connection with or promptly following the execution hereof.

Section 11.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, IN WHOLE OR IN PART, OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.11 Expenses. Except as otherwise expressly stated in this Agreement, any costs, expenses, or charges incurred by any of the Parties hereto shall be borne by the Party incurring such cost, expense or charge, in each case, whether or not the transactions contemplated hereby shall be consummated.

Section 11.12 Specific Performance and Other Equitable Relief; Remedies Cumulative. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief in order to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Nothing contained herein shall be construed as limiting the Parties’ rights to redress for fraud in connection with the transactions contemplated hereby.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

B. RILEY WEALTH MANAGEMENT, INC.

By:	/s/ Chuck Hastings
	Name:	Chuck Hastings
	Title:	Chairman

By:	/s/ Michael Mullen
	Name:	Michael Mullen
	Title:	Chief Executive Officer

B. RILEY WEALTH ADVISORS, INC. (F/K/A NATIONAL ASSET MANAGEMENT, INC.)

By:	/s/ Chuck Hastings
	Name:	Chuck Hastings
	Title:	Chairman

By:	/s/ Michael Mullen
	Name:	Michael Mullen
	Title:	Chief Executive Officer

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Mark Fisher
	Name:	Mark Fisher
	Title:	Corporate Secretary

SIGNATURE PAGE – PURCHASE AGREEMENT

Exhibit A – Purchase Price Components

[Exhibit A has been redacted because it contains information that is not material and is the type that the Company treats as private and confidential.]

Exhibit B – Assignment and Assumption Agreement

(see attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is made this         day of                        , 2024, by and among B. Riley Wealth Management, Inc., a Tennessee corporation (“BRWM”), B. Riley Wealth Advisors, Inc. (f/k/a National Asset Management, Inc.), a Washington corporation (“BRWA” and, together with BRWM, “Assignors”), and Stifel, Nicolaus & Company, Incorporated, a Missouri corporation (“Assignee”).

WHEREAS, Assignors and Assignee are parties to that certain Purchase Agreement dated as of October      , 2024 (the “Purchase Agreement”), pursuant to which, among other things, Assignee has agreed to purchase the Acquired Assets from Assignors; and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign to Assignee, and Assignee has agreed to assume from Assignors, the Assumed Liabilities (if any).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. Assignment and Assumption. Effective as of the Closing, (a) each Assignor hereby sells, assigns, transfers and conveys to Assignee, and Assignee hereby purchases, acquires and accepts from each Assignor, all of such Assignor’s right, title and interest in, to and under the Acquired Assets and (b) Assignors hereby assign, transfer and convey to Assignee, and Assignee hereby assumes, becomes responsible for and agrees to pay, perform and discharge as they become due, from and after the Closing, the Assumed Liabilities (if any).

3. Terms of the Purchase Agreement. The parties hereby acknowledge and agree that this Assignment and Assumption Agreement is entered into pursuant to, and shall be governed entirely by, the terms and conditions of the Purchase Agreement, and is intended only to effect the assignment and assumption of the Acquired Assets and the Assumed Liabilities. None of the terms or conditions of the Purchase Agreement, including without limitation, the representations and warranties of the parties therein or the rights, remedies and obligations of the parties thereunder, shall be deemed superseded, enlarged, modified, waived or altered in any way by this Assignment and Assumption Agreement but shall remain in full force and effect to the full extent provided therein. The terms of the Purchase Agreement, including but not limited to Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Acquired Assets and the Assumed Liabilities, are incorporated herein by this reference. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

5. Expenses. Each party to this Assignment and Assumption Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Assignment and Assumption Agreement.

6. Governing Law. This Assignment and Assumption Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

7. Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Assignment and Assumption Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the day and year first set forth above.

ASSIGNORS:

B. RILEY WEALTH MANAGEMENT, INC.

By:
	Name:	Chuck Hastings
	Title:	Chairman

By:
	Name:	Michael Mullen
	Title:	Chief Executive Officer

B. RILEY WEALTH ADVISORS, INC. (F/K/A NATIONAL ASSET MANAGEMENT, INC.)

By:
	Name:	Chuck Hastings
	Title:	Chairman

By:
	Name:	Michael Mullen
	Title:	Chief Executive Officer

ASSIGNEE:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:

Print Name:
Title:

Signature Page – Assignment and Assumption Agreement